AGREEMENT AND PLAN OF MERGER

by and among

SENSAGE, INC.

SSI ACQUISITION CORPORATION

THE KEYW CORPORATION

THE KEYW HOLDING CORPORATION

and

THE SHAREHOLDER REPRESENTATIVE NAMED HEREIN

September 13, 2012

This document is provided for discussion purposes only, and is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed and executed by the parties.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A	Form of Employment Agreement

Exhibit B	Sample Working Capital Calculation

Exhibit C	[Not Used]

Exhibit D	Form of Holdback Agreement

Exhibit E	Paying Agent Agreement

Exhibit F	Form of Letter of Transmittal

Exhibit G	Estimated Closing Date Net Working Capital

Exhibit H	Form of Registration Rights Agreement

Exhibit I	Form of Legal Opinion from Legal Counsel to the Company

Exhibit J	Form of SCP Assignment and Assumption Agreement

-v-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 13, 2012, is made by and among SenSage, Inc., a California corporation (the "Company"), The KEYW Corporation, a Maryland corporation (the "Purchaser"), The KEYW Holding Corporation ("Parent"), SSI Acquisition Corporation, a California corporation and wholly-owned subsidiary of the Purchaser (the "Merger Sub"), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as representative for the Company's shareholders (the "Shareholder Representative"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I below.

RECITALS

A.           Purchaser desires to acquire 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein.

B.           The Boards of Directors of each of Purchaser, Parent, Merger Sub and the Company believe it is in the best interests of each entity and its respective shareholders that Purchaser acquire the Company through the merger of Merger Sub with and into the Company and, in furtherance thereof, have (i) adopted and approved this Agreement, the Merger and the related transactions contemplated hereby upon the terms and conditions set forth herein; and (ii) the Board of Directors of the Company has determined to recommend that the shareholders of the Company vote to approve the Merger, this Agreement and the principal terms hereof, and the transactions contemplated hereby on the terms and conditions set forth herein.

C.           Promptly following the execution of this Agreement, as described in Section 7.10(a) herein, Adam Sah and Mark Searle (collectively, the "Founders") who collectively hold, and will hold immediately prior to the Effective Time of the Merger, more than fifty percent (50%) of the Company's Common Stock on an as-converted basis, will deliver to the Company and to Purchaser an action by written consent approving the Merger, this Agreement and the principal terms hereof and the transactions contemplated hereby (the "Common Shareholder Approval"), in accordance with the Company's organizational documents and the California Corporations Code.

D.           Promptly following the execution of this Agreement, as described in Section 7.10(a) herein, holders of not less than 66 2/3% of the outstanding shares of the Company's Preferred Stock (on an as-converted basis, with all series of preferred stock voting together as a single class) will deliver to the Company and to Purchaser an action by written consent approving the Merger, this Agreement and the principal terms hereof and the transactions contemplated hereby (the "Preferred Shareholder Approval"), in accordance with the Company's organizational documents and the California Corporations Code. The Common Shareholder Approval and the Preferred Shareholder Approval are together referred to herein as the "Requisite Shareholder Approval".

1

E.           Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock (other than the Dissenting Shares), and options and warrants to purchase capital stock of the Company, shall be converted into the right to receive the consideration set forth herein.

F.           The Company, on the one hand, and Purchaser, Parent and Merger Sub on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

G.           Those shareholders of the Company who are entitled to receive a portion of the Merger Consideration pursuant to this Agreement (individually a "Shareholder" and collectively, the "Shareholders") have agreed to indemnify the Purchaser Indemnified Parties for any Losses that arise out of the breach of the Company's representations and warranties herein, or any breach of the Company's or the Shareholder Representative's covenants and agreements herein, subject to the limitations set forth herein.

H.           A portion of the consideration otherwise payable by Purchaser in connection with the Merger shall be subject to an escrow and holdback arrangement by Purchaser as security for the indemnification obligations of the shareholders set forth in this Agreement.

I.           A portion of the consideration otherwise payable by Purchaser in connection with the Merger shall be subject to an earnout arrangement based on the Company's revenue in the second half of its 2012 fiscal year.

J.           As a condition of Purchaser to consummate the transactions contemplated by this Agreement, Joe Gottlieb (the "Key Employee") shall have entered into an Employment Agreement with Purchaser or an Affiliate thereof, to be effective as of the Effective Time, substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I

DEFINITIONS

1.1           Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

"2H12 Revenue" means the Company's aggregate revenue for the third and fourth fiscal quarters of 2012 (including July through December, 2012), calculated in accordance with GAAP, using accounting policies and procedures consistent with the preparation of the Financial Statements, and as if the Company continued to exist as a stand-alone company after Closing.

"Accounts Receivable" means the accounts receivable, and any other accounts, notes and other receivables of the Company and its Subsidiary, calculated using line items and methodology consistent with the Balance Sheet.

2

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which any of the companies is or has been a member.

"Agreement" shall have the meaning set forth in the preamble hereto.

"Balance Sheet" means the unaudited consolidated balance sheet of the Company and its Subsidiary as of July 31, 2012.

"Balance Sheet Date" means the date of the Balance Sheet.

"Bonus Awards" shall mean all bonus payment obligations of the Company or its Subsidiary in connection with a change of control of the Company, or retention payments or fees or transaction-related bonuses payable to any Person as a result of the transactions contemplated by this Agreement, excluding those payable under the Special Compensation Plan.

"Business Day" means any day other than a Saturday, Sunday or a day on which the banks in Baltimore, Maryland are authorized or obligated by Law or executive order to close.

"Cash" means, with respect to the Company and its Subsidiary on a consolidated basis, as of the close of business on the day immediately preceding the Closing Date, all cash, cash equivalents and marketable securities held by the Company or its Subsidiary at such time, determined in accordance with GAAP. For avoidance of doubt, Cash shall (1) be calculated net of issued but uncleared checks and drafts and (2) include checks and drafts deposited for the account of the Company and its Subsidiary but not yet reflected as available proceeds in the Company's account.

"Closing Date Net Working Capital" shall have the meaning set forth in Section 2.10.

"Closing Price" shall have the meaning set forth in Section 2.2(a)(i).

"Code" means the Internal Revenue Code of 1986, as amended.

"Commercially Reasonable Efforts" means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden.

3

"Company Material Adverse Effect" means any change, circumstance, event or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, prospects, properties, financial condition or results of operations of the Company and its Subsidiary, taken as a whole; provided, however, that effects caused solely by any of the following, either alone or in combination, shall be deemed to not constitute a "Company Material Adverse Effect" and shall not be considered in determining whether a "Company Material Adverse Effect" has occurred: (a) adverse changes in general economic or political conditions; (b) changes in Laws or orders of any Governmental Authority or changes in GAAP or other applicable accounting rules; (c) major acts of terrorism or war; (d) effects or changes that are generally applicable to the industries and markets in which the Company operates; (e) any action taken in accordance with this Agreement or at the request of the Purchaser; (f) effects directly or primarily arising out of the execution or delivery of this Agreement, the consummation of the Merger or the public announcement or other publicity, leak or rumor with respect to any of the foregoing, including any actions of competitors, or any actions taken by or losses of customers, employees or distributors (but not any adverse changes affecting the Company or its Subsidiary resulting from claims by any shareholder of the Company or a breach by the Company or the Shareholder Representative of any of their representations, warranties, covenants or agreements in this Agreement), other than, in the case of subclauses (a), (b), (c) or (d) effects of any such changes that affect the Company or its Subsidiary, taken as a whole, disproportionately relative to other companies in their industry.

"Company's Fundamental Representations" shall have the meaning set forth in Section 9.2(c).

"Company's Knowledge" means the knowledge of Joe Gottlieb, Chris Berry, Stacy Lovelace, Eric Karlson, Eric Warner, Danny Banks, Rao Yendluri, Eric Byunn, Maha Ibrahim, Richard See, Steve Williams and Cari Jaquet, after due inquiry and investigation.

"D&O Tail" shall have the meaning set forth in Section 8.7.

"Deductible" shall have the meaning set forth in Section 9.2(c).

"Dispute Notice" shall have the meaning set forth in Section 2.10.

"Environmental, Health and Safety Requirements" means all applicable Laws concerning occupational health and safety, pollution or protection of the environment as enacted and in effect on or prior to the Closing Date, including all such Laws and regulations relating to (a) the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste, (b) the remediation, generation, production, installation, use, storage, treatment, transportation, release, or disposal of Hazardous Materials or (c) the protection of natural resources, the environment, or human health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sections 9601 et seq. ("CERCLA"), the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C § 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it relates to Hazardous Materials), as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous applicable foreign, federal, state or local Laws.

4

"Estimated Closing Date Net Working Capital" shall have the meaning set forth in Section 2.9.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Expense Fund Amount" means an amount equal to $200,000.

"Export Approvals" shall mean export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (i) the export, import and re-export of products, services, software, technologies and data, and (ii) releases of technologies, data and software to foreign nationals located in the U.S. and abroad.

"Financial Statements" shall have the meaning set forth in Section 5.8.

"Final Closing Date Net Working Capital" shall have the meaning set forth in Section 2.10.

"Flow of Funds Memorandum" shall have the meaning set forth in Section 3.2(f).

"Foreign Plan" shall have the meaning set forth in Section 5.18(g).

"Governmental Authority" means any government or political subdivision, whether federal, state, local, foreign or supranational, or any agency, authority, official or instrumentality of any such government or political subdivision, or any federal, state, local, foreign or supranational court, tribunal or arbitrator.

"GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

"Government Contract" means any contract with a Governmental Authority, including any Government Prime Contract, Government Subcontract, Offer or Teaming Agreement and any current proposals related to the foregoing and contracts issued in response to any such proposals, in each case including any Loss Contracts.

"Government Prime Contract" means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, task order, change, arrangement or other commitment of any kind, on which final payment has not been made and close-out not completed, between the Company and a Governmental Authority.

5

"Government Subcontract" means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, task order, change, arrangement or other commitment of any kind, on which final payment has not been made, between the Company and any prime contractor to a Governmental Authority or any subcontractor with respect to a Government Prime Contract.

"Hazardous Materials" means any wastes, substances, radiation, or materials (whether solids, liquids or gases) that are listed, regulated or defined under any Environmental, Health and Safety Requirements, including but not limited to "hazardous substances" listed under "CERCLA" and petroleum or any derivatives thereof.

"Holdback Agreement" shall have the meaning set forth in Section 2.12.

"Holdback Period" shall have the meaning set forth in Section 2.12.

"Holdback Shares" shall have the meaning set forth in Section 2.2(a)(v)(B).

"Import and Export Control Laws" shall mean any U.S. or applicable non-U.S. Law, regulation or order governing (i) imports, exports, re-exports or transfers of products, services, software, technologies, information, documents or data from or to the United States or another country; (ii) any release of technology, software or data in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the U.S., or a protected individual as defined by 8 U.S.C. § 1324(b)(3)) located in the U.S. or abroad; (iii) economic sanctions or embargoes or (iv) compliance with unsanctioned foreign boycotts, including but not limited to the Arms Control Act, International Traffic in Arms Regulations, Export Administration Regulations and economic sanction programs administered by the Office of Foreign Assets Control.

"Indebtedness" means all indebtedness of a Person for borrowed money, whether secured or unsecured, including, without limitation, (a) all loans, bridge loans, subordinated secured convertible promissory notes, and other indebtedness of the Company and its Subsidiary for money borrowed from a lender; (b) indebtedness of such a Person for the deferred purchase price of property or services represented by a note, earn-out or contingent purchase payment; (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such lien or mortgage; (e) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (f) any liability of such Person in respect of banker's acceptances or letters of credit; (g) notes payable and agreements representing extensions of credit whether or not representing obligations for borrowed money; (h) guarantees securing indebtedness for borrowed money; (i) all deferred compensation obligations, including (x) all payment obligations under any non-qualified deferred compensation plan of the Company or its Subsidiary (the "Non-Qualified Deferred Compensation Plans") and (y) any underfunded pension or post-retirement liabilities of the Company or its Subsidiary (the "Underfunded Liabilities"); (j) any obligations under any interest rate swap agreements; and (k) all interest, any premiums payable or any other costs, fees or charges (including any prepayment penalties) on any instruments or obligations described in clauses (a) through (j) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.

6

"Indemnitee" and "Indemnitor" shall have the meanings set forth in Section 9.6.

"Independent Accounting Firm" shall have the meaning set forth in Section 2.10.

"Intellectual Property" means all rights in intellectual property of any type throughout the world including (a) patents, patent applications and statutory invention registrations, including continuations, continuations-in-part, divisions, provisions, non-provisions, reexaminations, reissues and extensions; (b) trademarks, service marks, trade names, brand names, trade dress, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (c) copyrights, whether registered or unregistered, works of authorship, database rights, and registrations and applications for registration thereof; (d) trade secrets, including confidential information and know-how; (e) domain names; (f) moral rights; (g) shop rights; (h) inventions (whether patentable or unpatentable), invention disclosures, industrial design rights, industrial models and utility models; (i) discoveries, ideas, developments, data, technical, business and other information, including methodology, processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, market studies, manufacturing or marketing information, blueprints, drawings, chemical compositions, market research, specifications and methods of manufacture; (j) mask works and other semiconductor chip rights and registrations thereof; (k) computer programs and software including source code, object code, data and databases, and any user documentation, libraries, data and other information related to such computer programs and software; (l) the right and power to assert, defend and recover title to any of the foregoing; (m) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use of other violation of any of the foregoing; and (n) all rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

"Inventory" means all raw materials, work-in-process, goods, supplies, inventory, spare parts, replacement and component parts, and materials used or consumed in a Person's business.

"IRS" means the Internal Revenue Service of the United States.

"Law" means any law, rule, statute, code, ordinance, regulation, judgment, injunction, order, decree or other restriction or requirement of any court or Governmental Authority.

"Leased Real Property" shall have the meaning set forth in Section 5.10(b).

"Lien" means any mortgage, lien, option, encumbrance, assignment, restriction, pledge, claim, interest, security interest, hypothecation, lease, sublease, license, adverse claim, easement, encroachment, right-of-way, burden, title defect, title retention agreement, voting trust agreement, right of first refusal, preemptive right, put, call, restriction on transfer, charge or other encumbrance, restriction or limitation, in each case other than any Lien for Taxes not yet due or delinquent.

7

"Loss Contracts" means any contract for the sale of goods and/or services which, after allocation of costs including overhead and general and administrative expenses, would result in negative profit, defined as revenue being less than direct and allocable costs on the contract.

"Losses" shall have the meaning set forth in Section 9.2(a).

"Material Contract" shall have the meaning set forth in Section 5.26.

"Net Working Capital" means (i) all current assets (including Cash, accounts receivable and unbilled receivables) minus (ii) all current liabilities (including deferred revenue, accounts payable and accrued expenses), in each case, of the Company and its Subsidiary as of the close of business on the day immediately preceding the Closing Date, determined in accordance with GAAP and using accounting policies and procedures consistent with the preparation of the Financial Statements and the Sample Working Capital Calculation identified in Exhibit B hereto.

"Offer" means an "offer" to which the Company or its Subsidiary is a party as defined in the Federal Acquisition Regulation ("FAR") 2.101.

"Open Source Materials" means all software, documentation or other material that is distributed as "free software," "open source software" or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

"PBGC" shall have the meaning set forth in Section 5.18(h).

"Parent" means The KEYW Holding Corporation, which owns one hundred percent (100%) of the outstanding capital stock of the Purchaser.

"Parent Common Stock" means unregistered shares of common stock of The KEYW Holding Corporation, par value $0.001 per share.

"Parent Financial Statements" shall mean each of the audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Parent (including any related notes and schedules) included (or incorporated by reference) in the Parent SEC Documents.

"Parent SEC Documents" shall mean each form, report, schedule, statement and other document filed or required to be filed by the Parent from the effective date of its Registration Statement on Form S-1 under the Exchange Act or the Securities Act, including any filed amendment to such document, whether or not such amendment is required to be so filed. "Parties" means the Company, the Purchaser, the Parent, the Merger Sub, and the Shareholder Representative.

8

"Permitted Liens" means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or its Subsidiary and for which adequate reserves have been taken; (ii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iii) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company's and its Subsidiary's businesses; and (iv) public roads and highways.

"Person" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or any other business entity, organization or Governmental Authority.

"Plans" shall have the meaning set forth in Section 5.18(a).

"Pre-Closing Tax Period" means any taxable period commencing prior to and ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

"Pro Rata Share" means, with respect to a Shareholder, such Shareholder's portion of the Closing Residual Cash Consideration and the Closing Residual Stock Consideration.

"Purchaser Fundamental Representations" shall have the meaning set forth in Section 9.3(b).

"Purchaser Indemnified Parties" shall have the meaning set forth in Section 9.2(a).

"Purchaser Material Adverse Effect" means any event, change, circumstance or effect that, individually or in the aggregate, would materially impair or delay the ability of the Purchaser or Parent to perform its obligations under this Agreement or under any other Transaction Document or to consummate the transaction contemplated by Article II.

"Real Property Leases" shall have the meaning set forth in Section 5.10(b).

"Registration Rights Agreement" shall have the meaning set forth in Section 8.8.

"Sample Working Capital Calculation" shall have the meaning set forth in Section 2.9.

"SCP Entity" means a to-be-formed California limited liability company or such other entity as may be reasonably acceptable to the Purchaser, formed by or on behalf of the Shareholders prior to the Closing, for the principal purpose of assuming the liabilities and obligations under the Special Compensation Plan.

"SEC" means the United States Securities and Exchange Commission.

9

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

"Seller Indemnified Parties" shall have the meaning set forth in Section 9.3(a).

"Shares" shall have the meaning set forth in Section 5.7.

"Shareholder" shall have the meaning set forth in Recital Paragraph G.

"Shareholders" shall have the meaning set forth in Recital Paragraph G.

"Special Compensation Plan" means the Company's Special Compensation Plan adopted August 23, 2010, as amended and extended.

"Straddle Period" shall mean any taxable period that begins before the Closing Date and ends after the Closing Date.

"Subsidiary" shall mean SenSage International, Inc., a California corporation.

"Target Net Working Capital" means Seven Hundred and Fifty Thousand Dollars ($750,000).

"Tax" or "Taxes" means any taxes of any kind, including but not limited to any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, branch, profits, license, withholding, payroll, social security, unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar taxes (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any governmental or Tax authority.

"Tax Returns" means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Authority or Tax authority (including any schedule or attachment thereto) with respect to the Company and its Subsidiaries, including any amendment thereof.

"Teaming Agreement" means a "contractor team arrangement(s)," as referenced in the FAR Subpart 9.601, to which the Company or any Subsidiary is a party.

"Transaction Documents" means this Agreement, the Agreement of Merger, the Holdback Agreement, the Paying Agent Agreement, the Exchange Documents, the Registration Rights Agreement and any certificate or instrument delivered hereunder, including the certificates referenced in Sections 4.1(l)(i) and 4.2(g)(i).

10

"Transaction Expenses" shall mean, whether paid at or subsequent to the Closing, all fees and expenses of the Company and its Subsidiary and, to the extent the Company or its Subsidiary is liable therefor, the Shareholders (including fees and expenses of legal counsel, accountants, investment bankers (including America's Growth Capital, LLC), the Shareholder Representative, the Paying Agent, brokers, finders or other representatives and consultants retained by any of them, and the employer tax liability of the SCP Entity with respect to the payments of the SCP Funds) with respect to this Agreement, each of the other Transaction Documents and the transactions contemplated hereby and thereby.

1.2           Other Definitional Provisions.

(a)          Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)          Successor Laws. Any reference to any particular Code Section or any other Law or regulation will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified.

1.3           Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Aggregate Series D Preferred Stock Merger Consideration	2.2(a)(xi)
Aggregate Series E Liquidation Preference	2.2(a)(ix)
Agreement of Merger	2.1(b)
Backlog	5.29
Breach Damages	10.1(b)
Breaching Shareholder	9.2(b)
CCC	2.1(a)
Cash Consideration	2.2(a)(i)
Closing	3.1
Closing Date	3.1
Closing Residual Cash Consideration	2.2(a)(iv)
Closing Residual Stock Consideration	2.2(a)(v)
Closing Transactions	3.2
Common Shareholder Approval	Recitals Paragraph C
Company	Preface
Company Common Stock	2.2(b)(vi)
Company Options	2.4
Company Owned IP	5.16(b)
Company Representative	7.6(a)
Company Warrants	2.4
Competing Transaction	7.6(a)
Continuing Employee	8.3
D&O Acts	9.2(a)(v)
Disclosure Schedule	Article V
Dissenting Share Payments	9.2(a)(iii)

11

Term	Section No.
Dissenting Shares	2.2(c)
Dollars or $	12.5(a)
Effective Time	2.1(b)
Earnout Amount	2.13(c)
Earnout Cash Consideration	2.2(a)(iii)
Earnout Consideration	2.2(a)(iii)
Earnout Shares Consideration	2.2(a)(iii)
Electronic Delivery	12.12
ERISA	5.18(a)
Excess NWC Holdback	2.11
Excess Shortfall	2.11
Exchange Documents	2.3
Exchange Fund	2.3
Expense Fund	3.2(i)
Final 2H12 Revenue	2.13(b)
Final Residual Cash Consideration	2.2(a)(vi)
Final Residual Stock Consideration	2.2(a)(vii)
Founders	Recitals Paragraph C
Information Statement	7.10(b)
Key Employee	Recitals Paragraph J
Letter of Transmittal	2.3
Lost Stock Certificate Affidavit	2.3
Merger	2.1(a)
Merger Consideration	2.2(a)(i)
Merger Sub	Preface
NDA	10.2
NWC Holdback	2.2(a)(iv)(F)
Net Merger Consideration	2.2(a)(ii)
New Plans	8.3(b)
Outside Date	10.1(b)
Paying Agent	2.3
Paying Agent Agreement	2.3
Per Series D Preferred Share Portion	2.2(a)(xii)
Per Series E Preferred Share Portion	2.2(a)(xi)
Preferred Shareholder Approval	Recitals Paragraph D
Pre-Closing Stock and Financing Transactions	9.2(a)(vi)
Purchaser	Preface
Purchaser's Representatives	7.2
Requisite Shareholder Approval	Recitals Paragraph D
Revenue Dispute Notice	2.13(b)
SCP Account	2.2(a)(iv)(E)
SCP Assignment and Assumption Agreement	2.2(a)(iv)(E)
SCP Fund Balance	2.13(d)
SCP Funds	2.2(a)(iv)(E)

12

Term	Section No.
Schedule	Article V
Series A Preferred Stock	2.2(b)(v)
Series B Preferred Stock	2.2(b)(iv)
Series C Preferred Stock	2.2(b)(iii)
Series D Preferred Stock	2.2(b)(ii)
Series E Liquidation Preference	2.2(a)(viii)
Series E Preferred Stock	2.2(b)(i)
Set-Off	9.4
Shareholder Representative	Preface
Shortfall	2.11
Soliciting Materials	7.10(c)
Spreadsheet	7.7
Spreadsheet Losses	9.2(a)(iv)
Stock Certificates	2.3
Stock Consideration	2.2(a)(i)
Surviving Corporation	2.1(a)
Terminated Agreements	4.1(l)(ix)
Transfer Taxes	11.1(c)
UK Branch	5.2
WARN Act	5.19(c)

Article II

THE MERGER

2.1           The Merger.

(a)          Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub shall merge with and into the Company in accordance with the California Corporations Code ("CCC"), whereupon the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and as a wholly-owned subsidiary of Purchaser (the "Merger").

(b)          At the Closing, the Company and the Merger Sub shall cause an agreement of merger in a form mutually agreed upon by the Company and the Purchaser (the "Agreement of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of California, and make all other filings or recordings required by the CCC in connection with the Merger. The Merger shall become effective at such time as the Agreement of Merger is accepted by the Secretary of State of the State of California or at such other time as the Purchaser and the Company shall agree and specify in the Agreement of Merger (the "Effective Time").

13

(c)          From and after the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, the Surviving Corporation shall succeed to all the assets, property, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided in the applicable provisions of the CCC.

2.2           Conversion of Capital Stock.

(a)          For purposes of this Agreement:

(i)          the term "Merger Consideration" means that amount of cash and Parent Common Stock as described below in Sections 2.2(a) (iv), (v), (vi) and (vii), subject in any event to a maximum of Thirty-Four Million Five Hundred Thousand Dollars ($34,500,000), comprised of (A) Eighteen Million Dollars ($18,000,000) in cash (the "Cash Consideration") and (B) Sixteen Million Five Hundred Thousand Dollars ($16,500,000) worth of Parent Common Stock (the "Stock Consideration"), which shall equal that number of shares of Parent Common Stock determined by dividing Sixteen Million Five Hundred Thousand Dollars ($16,500,000) by the average closing market price of Parent's registered Common Stock as reported on the NASDAQ Global Market over the last ten (10) trading days ending three (3) calendar days prior to the Closing Date (the "Closing Price");

(ii)         solely for purposes of calculating the amount of funds payable by the Shareholders under the Special Compensation Plan, the term "Net Merger Consideration" means:

(A)         Eighteen Million Dollars ($18,000,000);

(B)         minus the amount of Indebtedness of the Company and its Subsidiary outstanding as of immediately prior to the Closing;

(C)         minus the amount of unpaid Transaction Expenses as of the Closing;

(D)         minus the amount, if any, by which the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital, or plus the amount, if any, by which the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital;

(E)         minus the Expense Fund Amount;

(F)         plus Sixteen Million Five Hundred Thousand Dollars ($16,500,000); and

(G)         minus the NWC Holdback.

(iii)        the term "Earnout Consideration" means an amount equal to Ten Million Five Hundred Thousand Dollars ($10,500,000), comprised of (A) that number of shares of Parent Common Stock equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) divided by the Closing Price (the “Earnout Shares Consideration”) and (B) cash in the amount of Three Million Dollars ($3,000,000) (the “Earnout Cash Consideration”).

14

(iv)        the term "Closing Residual Cash Consideration" means:

(A)         Eighteen Million Dollars ($18,000,000);

(B)         minus the amount of Indebtedness of the Company and its Subsidiary outstanding as of immediately prior to the Closing;

(C)         minus the amount of unpaid Transaction Expenses as of the Closing;

(D)         minus the amount, if any, by which the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital, or plus the amount, if any, by which the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital;

(E)         minus the Expense Fund Amount;

(F)         minus an amount equal to 13.632% of the Net Merger Consideration (the "SCP Funds"), which shall be wired to an account designated by the Shareholder Representative (the "SCP Account") and held and disbursed pursuant to the terms of the SCP Assignment and Assumption Agreement attached hereto as Exhibit J (the "SCP Assignment and Assumption Agreement") to fully pay and discharge all obligations under the Special Compensation Plan;

(G)         minus Two Hundred Fifty Thousand Dollars ($250,000) (the “NWC Holdback”), which shall be withheld from the Cash Consideration and retained by Purchaser until determination of the Final Closing Date Net Working Capital pursuant to Section 2.10 hereof, at which time it shall be distributed as provided in Section 2.11; and

(H)         minus the Earnout Cash Consideration.

(v)         the term "Closing Residual Stock Consideration" means:

(A)         that number of shares of Parent Common Stock equal to Sixteen Million Five Hundred Thousand Dollars ($16,500,000) divided by the Closing Price;

(B)         minus that number of shares of Parent Common Stock equal to Three Million Dollars ($3,000,000) divided by the Closing Price, which number of shares of Parent Common Stock are referred to herein as the "Holdback Shares"; and

(C)         minus the Earnout Shares Consideration.

(vi)        the term "Final Residual Cash Consideration" means:

(A)         Closing Residual Cash Consideration;

15

(B)         plus the amount, if any, by which the Final Closing Date Net Working Capital plus the NWC Holdback is greater than the Estimated Closing Net Working Capital;

(C)         plus any balance of the Expense Fund distributed to the Shareholders upon the termination of the Shareholder Representative's duties hereunder; and

(D)         plus the distribution of the Earnout Cash Consideration in accordance with Section 2.13.

(vii)       the term "Final Residual Stock Consideration" means:

(A)         Closing Residual Stock Consideration;

(B)         plus the aggregate distribution of Holdback Shares in accordance with the Holdback Agreement after any cancellation of Holdback Shares pursuant to the terms of the Holdback Agreement and Sections 2.11, Article IX and Section 11.1(a)(ii) of this Agreement; and

(C)         plus the aggregate distribution of the Earnout Shares Consideration in accordance with Section 2.13.

(viii)      the term "Series E Liquidation Preference" means $0.3319144 per share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time.

(ix)         the term "Aggregate Series E Liquidation Preference" means the Series E Liquidation Preference multiplied by the number of issued and outstanding shares of the Company's Series E Preferred Stock immediately prior to the Effective Time.

(x)          the term "Aggregate Series D Preferred Stock Merger Consideration" means any amount by which the Final Residual Cash Consideration plus the Final Residual Stock Consideration exceeds the Aggregate Series E Liquidation Preference.

(xi)         the term "Per Series E Preferred Share Portion" means a fraction, the numerator of which is one and the denominator of which is the number of shares of the Company's Series E Preferred Stock issued and outstanding immediately prior to the Effective Time.

(xii)        the term "Per Series D Preferred Share Portion" means a fraction, the numerator of which is one and the denominator of which is the number of shares of the Company's Series D Preferred Stock issued and outstanding immediately prior to the Effective Time.

16

(b)          At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Purchaser or the holders of any shares of capital stock of the Company, except for the Dissenting Shares and as otherwise provided in Sections 2.2(d) and (e):

(i)          each share of the Company's Series E Preferred Stock, no par value per share ("Series E Preferred Stock"), issued and outstanding immediately prior to the Effective Time, shall be cancelled and converted into the right to receive, in the aggregate, upon surrender of the certificate(s) representing such shares in accordance with Section 2.3 below, consideration equal to the lesser of (A) the Series E Liquidation Preference or (B) the aggregate of the Per Series E Preferred Share Portion of each of the Final Residual Cash Consideration and the Final Residual Stock Consideration, which shall be paid in the following form: each share of the Company's Series E Preferred Stock shall be paid the Per Series E Preferred Share Portion of one hundred percent (100%) of the Final Residual Cash Consideration and that portion of the Final Residual Stock Consideration that, together with the Final Residual Cash Consideration, does not exceed the Aggregate Series E Liquidation Preference; provided that at the Closing the amount to be paid with respect to each share of Series E Preferred Stock shall be the Per Series E Preferred Share Portion of the Closing Residual Cash Consideration and the Closing Residual Stock Consideration.

(ii)         each share of the Company's Series D Preferred Stock, no par value per share ("Series D Preferred Stock"), issued and outstanding immediately prior to the Effective Time, shall be cancelled and converted into the right to receive, in the aggregate, upon surrender of the certificate(s) representing such shares in accordance with Section 2.3 below, consideration equal to the Per Series D Preferred Share Portion of the Aggregate Series D Preferred Stock Merger Consideration, which shall be paid in the form of shares of Parent Common Stock valued at the Closing Price. No portion of the Merger Consideration shall be payable with respect to the Series D Preferred Stock unless (A) the Shareholders are entitled to payment of an Earnout Amount pursuant to Section 2.13 herein based on the Company’s achievement of the 2H12 Revenue targets set forth therein and (B) as a result of such entitlement, the aggregate of the Final Residual Cash Consideration and the Final Residual Stock Consideration exceeds the Aggregate Series E Liquidation Preference.

(iii)        each share of the Company's Series C Preferred Stock, no par value per share ("Series C Preferred Stock"), issued and outstanding immediately prior to the Effective Time, shall be cancelled and converted into the right to receive no consideration due to the liquidation preferences payable to the Series E Preferred Stock and the Series D Preferred Stock, as set forth in the Company's Articles of Incorporation (as amended) immediately prior to the Effective Time.

(iv)        each share of the Company's Series B Preferred Stock, no par value per share ("Series B Preferred Stock"), issued and outstanding immediately prior to the Effective Time, shall be cancelled and converted into the right to receive no consideration due to the liquidation preferences payable to the Series E Preferred Stock and the Series D Preferred Stock, as set forth in the Company's Articles of Incorporation (as amended) immediately prior to the Effective Time.

17

(v)         each share of the Company's Series A Preferred Stock, no par value per share ("Series A Preferred Stock"), issued and outstanding immediately prior to the Effective Time, shall be cancelled and converted into the right to receive no consideration due to the liquidation preferences payable to the Series E Preferred Stock and the Series D Preferred Stock, as set forth in the Company's Articles of Incorporation (as amended) immediately prior to the Effective Time.

(vi)        each share of the Company's common stock, no par value per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time, shall be cancelled and converted into the right to receive no consideration due to the liquidation preferences payable to the Series E Preferred Stock and the Series D Preferred Stock, as set forth in the Company's Articles of Incorporation (as amended) immediately prior to the Effective Time.

Each share of Company Preferred Stock and Company Common Stock, when so cancelled, shall no longer be outstanding and shall automatically cease to exist, and each holder of a certificate representing any such shares of Company Preferred Stock or Company Common Stock shall cease to have any rights with respect thereto, except the right to receive payment for each such share pursuant to this Section 2.2(b), without interest. No fractional share of Parent Common Stock shall be issued or paid by virtue of the Merger. In lieu thereof, each holder of shares of Company capital stock that would otherwise be entitled to receive a fraction of a share of Parent Common Stock under this Section 2.2(b) (after aggregating all fractional shares of Parent Common Stock to be received by such holder at such time) shall be entitled to receive the nearest whole number of shares of Parent Common Stock (with .5 being rounded up). In addition, no fraction of a cent of cash shall be paid by virtue of the Merger. The aggregate cash to be paid to each holder of shares of Company capital stock under this Section 2.2(b) shall be rounded to the nearest whole cent (with .5 being rounded up).

(c)          Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock and Preferred Stock that are outstanding immediately prior to the Effective Time and with respect to which rights of appraisal are entitled to be exercised pursuant to Chapter 13 of the CCC, and which are held by a shareholder that has properly exercised its rights of appraisal for such shares in accordance with Chapter 13 of the CCC and has not effectively withdrawn or lost such holder's rights of appraisal thereunder (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the applicable consideration set forth in Section 2.2(b) above, but the holder thereof shall only be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the CCC. Notwithstanding the foregoing provisions of this Section 2.2(c), if any holder of Dissenting Shares shall fail to perfect, or shall have effectively withdrawn or lost, its rights of appraisal from the Merger under the CCC, then as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration set forth in Section 2.2(b), without interest thereon, in accordance with the terms of Section 2.3. The Company shall give prompt written notice to the Purchaser of any demands for appraisal of any shares of Company Common Stock or Preferred Stock, and the Purchaser shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of the Purchaser, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any communication to be made by the Company to any shareholder with respect to such demands shall be submitted to Purchaser in advance and, unless required by applicable Law, shall not be presented to any shareholder prior to the Company receiving Purchaser's consent, which shall not be unreasonably delayed, conditioned or withheld. With respect to the indemnification obligations of the Shareholders concerning Dissenting Shares, if Purchaser or the Surviving Corporation makes any Dissenting Share Payments without either: (i) the prior written consent of the Shareholder Representative, which consent will not be unreasonably delayed, conditioned or withheld; or (ii) a court order issued upon conclusion of any action or proceeding with respect to the final determination of any rights of appraisal under the CCC, then the amount of the Dissenting Share Payments shall not be determinative of the amount of Losses for purposes of Article IX.

18

(d)          Each share of Common Stock and Preferred Stock held immediately prior to the Effective Time by the Company as treasury stock shall be canceled and no payment shall be made with respect thereto.

(e)          Each share of the Merger Sub's Common Stock, no par value per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation.

19

2.3           Exchange of Certificates; Lost Certificates. Wells Fargo Bank, National Association (the "Paying Agent") shall act as the paying agent in effecting, in accordance with this Agreement and a Paying Agent Agreement in the form attached hereto as Exhibit E (the "Paying Agent Agreement"), the exchange of cash and Parent Common Stock for certificates which, immediately prior to the Effective Time, represented shares of Company Preferred Stock and Common Stock entitled to payment pursuant to Section 2.2. On the Closing Date (a) the Purchaser shall wire to the Paying Agent, for exchange in accordance with this Section 2.3, immediately available funds in the amount of the Closing Residual Cash Consideration, and (b) subject to Purchaser’s and Parent’s receipt of confirmation of the Paying Agent’s receipt of the duly executed Exchange Documents from a Shareholder, Parent shall authorize and instruct its transfer agent to act upon the instructions of the Paying Agent with respect to issuances to such Shareholder of stock certificate(s) representing such Shareholder's Pro Rata Share of the Closing Residual Stock Consideration. For each Shareholder who has surrendered to the Paying Agent all of his, her or its original certificates for all shares of the Company’s capital stock owned by such Shareholder (the "Stock Certificates") and has delivered to the Paying Agent a duly executed and completed letter of transmittal substantially in the form of Exhibit F attached hereto (the "Letter of Transmittal"), and any other documents that the Purchaser or the Paying Agent may reasonably require in order to effectuate the exchange (the Letter of Transmittal together with such other documents are collectively referred to as the "Exchange Documents"), the Paying Agent shall: (i) pay, from an escrow account administered by the Paying Agent and funded by the Purchaser as described above (the "Exchange Fund"), the amount of cash (by check or wire transfer) to which he, she or it is entitled on the Closing Date under Section 2.2, less any applicable Tax withholding, and (ii) instruct the Parent's transfer agent to deliver to the Shareholder, or as the Paying Agent otherwise directs upon the Shareholder's instructions, a stock certificate for the number of shares of Parent Common Stock to which he, she or it is entitled on the Closing Date under Section 2.2. Surrendered certificates shall forthwith be canceled. The Paying Agent shall pay and deliver the portion of the Closing Residual Cash Consideration to which a Shareholder is entitled less applicable Tax withholding within two (2) Business Days of the Paying Agent's receipt of such Shareholder's duly executed Exchange Documents and Stock Certificate(s) in proper form. No portion of the Merger Consideration shall be paid or delivered to any Shareholder unless and until he, she or it surrenders all Stock Certificates for shares of the Company's capital stock owned thereby together with the Exchange Documents required herein. Until so surrendered and exchanged, after the Effective Time, subject to the appraisal rights under California law, each such certificate shall represent solely the right to receive the Merger Consideration into which the shares it theretofore represented shall have been converted pursuant to Section 2.2. Notwithstanding the foregoing, if any Stock Certificate representing shares of the Company’s capital stock entitled to payment pursuant to Section 2.2 shall have been lost, stolen or destroyed, then, upon submission to the Paying Agent of a signed affidavit and indemnity agreement in the form attached as an exhibit to the Paying Agent Agreement by the Person claiming such certificate to be lost, stolen or destroyed, and submission of the validly executed Exchange Documents, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Preferred Stock or Common Stock represented by such certificate, as contemplated by this Section 2.3. The cash amounts paid or payable and the shares of Parent Common Stock issued or issuable in respect of the surrender for exchange of shares of Company capital stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company capital stock. After the Closing Date, there will be no transfers on the stock transfer books of the Surviving Corporation of shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented to the Surviving Corporation, they will be canceled and exchanged as provided in this Section 2.3.

2.4           Stock Options and Warrants with Respect to the Shares of Company's Capital Stock. Company shall take all actions necessary pursuant to the terms of any outstanding options to acquire shares of its capital stock to cause the following (i) all outstanding options to acquire shares of the Company's capital stock granted by the Company (collectively, the "Company Options") will fully vest automatically and become immediately exercisable prior to the Effective Time and (ii) all Company Options that are not exercised one day prior to the Effective Time will terminate, expire and cease to be outstanding as of the Effective Time, and each holder thereof will be entitled to no part of the Merger Consideration. Company shall take all actions necessary pursuant to the terms of any outstanding warrants to acquire shares of its capital stock to cause the following (i) all outstanding warrants to acquire shares of the Company's capital stock granted by the Company (collectively, the "Company Warrants"), whether vested or unvested, shall vest in full and be exercisable in full immediately prior to the Effective Time and (ii) all Company Warrants that are not exercised one day prior to the Effective Time will terminate, expire and cease to be outstanding as of the Effective Time, and each holder thereof will be entitled to no part of the Merger Consideration. Neither the Purchaser nor the Surviving Corporation shall assume any outstanding Company Options or Company Warrants.

20

2.5           Other Terms Applicable to the Exchange Fund.

(a)          Withholding Taxes. Notwithstanding any other provision of this Agreement, the Company and, on its behalf, the Paying Agent, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law, and to request any necessary Tax forms, including Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, or any similar information. The Parties acknowledge and agree that Company (on the Closing Date) and the Shareholders (following the Effective Time), shall be solely responsible for deducting, withholding, remitting and reporting all taxes required to be withheld and paid from any consideration payable or deliverable pursuant to this Agreement (including but not limited to the SCP Funds), and Purchaser and Surviving Corporation shall have no liabilities or obligations with respect to such matters.

(b)          Return of the Exchange Fund. At any time following the expiration of one hundred twenty (120) days from the Effective Time, Purchaser shall be entitled to require the Paying Agent to deliver to Purchaser or its designated successor or assign any portion of the consideration payable in respect of shares of Company capital stock that has been deposited with the Paying Agent pursuant to Section 2.3 hereof, and not disbursed pursuant to Section 2.3 hereof, and thereafter the Shareholder shall be entitled to look only to Purchaser as general creditor thereof with respect to any and all cash amounts or shares of Parent Common Stock that may be payable to such Persons pursuant to Section 2.3 hereof. No interest shall be payable on any portion of the Merger Consideration delivered to Purchaser pursuant to the provisions of this Section 2.5(b) and which is subsequently delivered to a Shareholder.

(c)          No Liability. Notwithstanding anything to the contrary in this Section 2.5(c), neither the Paying Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company capital stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.6           Articles of Incorporation. The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change the corporate name set forth therein to "SenSage, Inc." and, as so amended, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law. Company will cooperate and make such filings, take such actions and provide such consents as are necessary to accommodate an amendment at the Effective Time to change the corporate name in Merger Sub's articles of incorporation to SenSage, Inc. such that when those articles of incorporation become the articles of incorporation of the Surviving Corporation, the Surviving Corporation shall have the name SenSage, Inc.

2.7           Bylaws. The Bylaws of the Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and the provisions of the articles of incorporation of the Surviving Corporation and in accordance with applicable Law.

21

2.8           Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the directors and officers of the Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

2.9           Estimated Closing Date Net Working Capital. No later than one day prior to the Closing Date, the Company shall deliver to Purchaser a good faith estimate of the Closing Date Net Working Capital and attach the estimate to this Agreement as Exhibit G hereto ("Estimated Closing Date Net Working Capital"). The calculation of Estimated Closing Date Net Working Capital shall be in the form and use the methodology set forth in Exhibit B hereto ("Sample Working Capital Calculation"). The Closing Residual Cash Consideration shall be adjusted based on the Estimated Closing Date Net Working Capital as set forth in Section 2.2(a)(ii).

2.10         Final Closing Date Net Working Capital Calculation. Within ninety (90) days after the Closing Date, the Purchaser shall have prepared and delivered to the Shareholder Representative the calculation of Net Working Capital as of the Closing Date (the "Closing Date Net Working Capital"). The calculation of Closing Date Net Working Capital shall be in the form and use the methodology set forth in Exhibit B hereto. During the thirty (30) day period following delivery of the Closing Date Net Working Capital, Purchaser shall provide the Shareholder Representative, at its request, with reasonable access to the employees, agreements, books and records of the Surviving Corporation and the work papers used by the Purchaser in the preparation of the calculation of the Closing Date Net Working Capital, (including by electronic means, to the extent available), provided, however, that Purchaser shall have no obligation to provide or make available to the Shareholder Representative any privileged communications. The Purchaser's calculation of the Closing Date Net Working Capital shall be final and binding on the Parties unless, within thirty (30) days after delivery thereof to the Shareholder Representative, the Shareholder Representative delivers to the Purchaser a written notice of dispute (a "Dispute Notice") specifying in reasonable detail the items in dispute. After delivery of a Dispute Notice, the Shareholder Representative and the Purchaser shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within fifteen (15) days after delivery by the Shareholder Representative of the Dispute Notice, the dispute shall be submitted to McGladrey LLP, or such other independent public accounting firm as mutually agreed to by the Purchaser and the Shareholder Representative (the "Independent Accounting Firm") for resolution. The Independent Accounting Firm shall be directed to issue a final and binding decision within thirty (30) days of submission of the Dispute Notice to the Independent Accounting Firm, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the Purchaser and the Shareholder Representative, provided that, (i) in resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party; and (ii) in no event shall Closing Date Net Working Capital as determined by the Independent Accounting Firm be less than Purchaser's calculation of the Closing Date Net Working Capital nor more than the Shareholder Representative's calculation of Closing Date Net Working Capital set forth in the Dispute Notice. The decision of the Independent Accounting Firm shall be final, conclusive and binding on the Parties. The fees and expenses of the Independent Accounting Firm will be borne by the Purchaser and the Shareholder Representative (on behalf of the Shareholders) in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Shareholders, respectively. The Closing Date Net Working Capital finally determined under this Section 2.10 shall be referred to as the "Final Closing Date Net Working Capital."

22

2.11         Post Closing Adjustment Payment. If the Final Closing Date Net Working Capital as determined pursuant to Section 2.10 above is greater than the Estimated Closing Date Net Working Capital, the Purchaser shall pay such excess and the NWC Holdback in the form of cash, by way of wire transfer of immediately available funds as follows: (a) 13.632% of the excess and the NWC Holdback to the SCP Account, and (b) 86.368% of the excess and the NWC Holdback to the Paying Agent, for distribution to the Shareholders as provided in Sections 2.2(b) and 2.3. If the Final Closing Date Net Working Capital as determined pursuant to Section 2.10 above is less than the Estimated Closing Date Net Working Capital, the Purchaser shall be entitled to recover the amount by which the Estimated Closing Date Net Working Capital exceeds the Final Closing Date Net Working Capital (the “Shortfall”), first by applying and retaining the NWC Holdback, and to the extent the Shortfall exceeds the NWC Holdback (“Excess Shortfall”) (a) the Purchaser shall cancel pursuant to the Holdback Agreement that number of Holdback Shares equal to the amount of the Excess Shortfall divided by the Closing Price, and (b) the Shareholder Representative shall distribute an amount equal to 13.632% of the Excess Shortfall from the SCP Account to the Shareholders in accordance with their Pro Rata Share. Each Shareholder entitled to receive a portion of the Merger Consideration hereunder shall be severally liable for the amount of any such Excess Shortfall pursuant to this Section 2.11 to the extent of his/her/its Pro Rata Share of the Excess Shortfall, and such liability shall be in addition to, independent of, and not subject to any deductible, limitation, threshold or exclusivity provision set forth in Article IX or elsewhere in this Agreement. Accordingly, any cancellation by Purchaser of Holdback Shares pursuant to this Section 2.11 shall be effected by cancelling the number of Holdback Shares issued in the name of each Shareholder equal to such Shareholder's Pro Rata Share multiplied by the amount of the Excess Shortfall, divided by the Closing Price. If the NWC Holdback exceeds the Shortfall (the extent of such excess hereinafter referred to as the “Excess NWC Holdback”), the Purchaser shall pay the Excess NWC Holdback in the form of the cash, by way of wire transfer of immediately available funds as follows: (a) 13.632% of the Excess NWC Holdback to the SCP Account and (b) 86.368% of the Excess NWC Holdback to the Paying Agent, for distribution to the Shareholders as provided in Sections 2.2(b) and 2.3. If the Final Closing Date Net Working Capital equals the Estimated Closing Date Net Working Capital, the Purchaser shall pay the NWC Holdback in the form of cash, by way of wire transfer of immediately available funds as follows: (a) 13.632% of the NWC Holdback to the SCP Account, and (b) 86.368% of the NWC Holdback to the Paying Agent, for distribution to the Shareholders as provided in Sections 2.2(b) and 2.3.

2.12         Holdback Shares. On the Closing Date, Purchaser will cause Parent to issue in the name of the Shareholders the Holdback Shares in the amounts set forth on the Spreadsheet. The Holdback Shares will be held by the Purchaser subject to a holdback agreement between the Shareholder Representative and Purchaser in the form attached hereto as Exhibit D (the "Holdback Agreement"), until the end of the eighteen (18) month period following the Closing Date (or as otherwise set forth in the Holdback Agreement, the "Holdback Period"), as security for the indemnification obligations of the Shareholders set forth in this Agreement. In calculating the value of the Holdback Shares for purposes of satisfying any indemnity claim of Purchaser or any other obligation of the Shareholders or the Shareholder Representative under this Agreement or the Transaction Documents, each Holdback Share shall be valued at the Closing Price, and indemnity claims or other obligations of the Shareholders or the Shareholder Representative which are settled under the Holdback Agreement shall be satisfied by cancelling the number of Holdback Shares that are equal to the claim amount or obligation based on the Closing Price.

23

2.13         Earnout.

(a)          The Shareholders may be entitled to additional consideration, in the form of the Earnout Consideration, based on the final 2H12 Revenue as further described in this Section 2.13. It is the mutual intent of the parties that the 2H12 Revenue target will be achieved and the applicable portion of the Earnout Consideration be promptly paid and delivered to the Shareholders in accordance with this Agreement. To this end, the parties agree to cooperate in good faith in conjunction with the final determination of the 2H12 Revenue hereunder and any corresponding disagreements arising in connection with such a determination as further described in this Section 2.13. The Purchaser will provide the Shareholder Representative with written monthly updates, no later than the 10th Business Day of the following month, of the Company's 2H12 Revenue and will provide such additional information as the Shareholder Representative may reasonably request in connection therewith.

(b)          As soon as possible after December 31, 2012, but in no event later than February 15, 2013, the Purchaser shall have prepared and delivered to the Shareholder Representative the calculation of 2H12 Revenue. During the thirty (30) day period following delivery of the calculation of 2H12 Revenue, Purchaser shall provide the Shareholder Representative, at its request, with reasonable access to the employees, agreements, books and records of the Surviving Corporation and the work papers used by the Purchaser in the preparation of the calculation of the 2H12 Revenue, (including by electronic means, to the extent available) provided, however, that Purchaser shall have no obligation to provide or make available to the Shareholder Representative any privileged communications. The Purchaser's calculation of 2H12 Revenue shall be final and binding on the Parties unless, within thirty (30) days after delivery thereof to the Shareholder Representative, the Shareholder Representative delivers to the Purchaser a dispute notice specifying in reasonable detail the reason for the dispute (a "Revenue Dispute Notice"). After delivery of a Revenue Dispute Notice, the Shareholder Representative and the Purchaser shall promptly negotiate in good faith with respect to the subject of the Revenue Dispute Notice, and if they are unable to reach an agreement within fifteen (15) days after delivery by the Shareholder Representative of the Revenue Dispute Notice, the dispute shall be submitted to the Independent Accounting Firm for resolution. The Independent Accounting Firm shall be directed to issue a final and binding decision within thirty (30) days of submission of the Revenue Dispute Notice to the Independent Accounting Firm, as to the issues of disagreement referred to in the Revenue Dispute Notice and not resolved by the Purchaser and the Shareholder Representative, provided that, in no event shall 2H12 Revenue as determined by the Independent Accounting Firm be less than Purchaser's calculation of 2H12 Revenue nor more than the Shareholder Representative calculation of 2H12 Revenue set forth in the Revenue Dispute Notice. The decision of the Independent Accounting Firm shall be final, conclusive and binding on the Parties. The fees and expenses of the Independent Accounting Firm will be borne by the Purchaser and the Shareholder Representative (on behalf of the Shareholders) in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Shareholders, respectively. The 2H12 Revenue finally determined under this Section 2.13 shall be referred to as the "Final 2H12 Revenue."

24

(c)          By the later of thirty one (31) days after the Purchaser’s delivery to the Shareholder Representative of the Purchaser’s calculation of 2H12 Revenue in accordance with Section 2.13(b) or, in the event the Shareholder Representative delivers a Revenue Dispute Notice, two Business Days after the determination of Final 2H12 Revenue, subject to the Purchaser's Set-Off rights in Section 9.4 herein, and subject to confirmation of the Paying Agent’s receipt and acceptance of duly executed Exchange Documents from a Shareholder, the Purchaser shall cause to be delivered (in the manner described in this paragraph (c)) to each Shareholder who is entitled to receive Earnout Consideration pursuant to Section 2.2 herein such Shareholder's Pro Rata Share of the portion of the Earnout Consideration earned pursuant to the calculations set forth in (i)-(iii) below (the “Earnout Amount”), which shall be paid first from the Earnout Cash Consideration and then from the Earnout Shares Consideration to the extent the Earnout Amount exceeds the Earnout Cash Consideration. With respect to delivery of the Earnout Amount, subject to Purchaser’s receipt of confirmation of the Paying Agent’s receipt and acceptance of duly executed Exchange Documents from a Shareholder, the Purchaser shall (I) wire immediately available funds in the amount of the relevant portion of the Earnout Cash Consideration to the Paying Agent for distribution to such Shareholder in accordance with such Shareholder's Pro Rata Share of such Earnout Cash Consideration, and (II) cause Parent to issue and deliver to such Shareholder such Shareholder's Pro Rata Share of the relevant portion of the Earnout Shares Consideration.

(i)          If the Final 2H12 Revenue is equal to or greater than $10,580,000, the Earnout Amount will be the full amount of the Earnout Consideration.

(ii)         If the Final 2H12 Revenue is less than $10,580,000 but greater than $6,080,000, the Earnout Amount will be the Earnout Consideration multiplied by a fraction, the numerator of which is the Final 2H12 Revenue minus $6,080,000 and the denominator of which is $4,500,000.

(iii)        If the Final 2H12 Revenue is equal to or less than $6,080,000, the Shareholders will be entitled to no Earnout Consideration under this Agreement.

(d)          With respect to earnout payments under the Special Compensation Plan, the Shareholder Representative shall administer the funds remaining in the SCP Account ("SCP Fund Balance") as follows:

(i)          If the Final 2H12 Revenue is equal to or greater than $10,580,000, the SCP Fund Balance shall be distributed to the eligible plan participants in accordance with their respective interests in the SCP Fund Balance.

(ii)         If the Final 2H12 Revenue is less than $10,580,000 but greater than $6,080,000, the amount of the SCP Fund Balance distributed to the eligible plan participants in accordance with their respective interests in the SCP Fund Balance shall be an amount equal to the SCP Fund Balance multiplied by a fraction, the numerator of which is the Final 2H12 Revenue minus $6,080,000 and the denominator of which is $4,500,000. The remaining portion of the SCP Fund Balance will be distributed to the Shareholders in accordance with their Pro Rata Share.

25

(iii)        If the Final 2H12 Revenue is equal to or less than $6,080,000, the SCP Fund Balance will be distributed to the Shareholders in accordance with their Pro Rata Share.

(e)          Any Earnout Shares Consideration payable hereunder shall bear such restrictive legends as may be reasonably required by Parent’s legal counsel and transfer agent, consistent with the terms of this Agreement and the Transaction Documents.

Article III

THE CLOSING

3.1           The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Astrachan Gunst Thomas Rubin, P.C. located at 217 East Redwood Street, 21st Floor, Baltimore, Maryland at 10:00 a.m. Eastern Daylight Time on the first Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article IV hereof (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to the Purchaser, on the one hand, and the Company, on the other hand. The date and time of the Closing are referred to herein as the "Closing Date." By agreement of the Parties, the Closing may take place by conference call, telecopy or e-mail exchange of executed documents, with exchange of original signatures by overnight mail.

3.2           The Closing Transactions. Subject to the terms and conditions set forth in this Agreement (including satisfaction of the Closing conditions set forth in Article IV herein), the Parties hereto shall consummate the following transactions (the "Closing Transactions") on the Closing Date:

(a)          the Parties shall cause the Agreement of Merger, together with accompanying officers' certificates, to be executed and filed with the Secretary of State of the State of California;

(b)          in accordance with Section 2.3(a) of this Agreement, the Purchaser shall deliver by wire transfer to the Paying Agent immediately available funds representing the Closing Residual Cash Consideration, to be administered and delivered by the Paying Agent to the Shareholders in accordance with the terms of Section 2.3 herein and the Paying Agent Agreement;

(c)          in accordance with Sections 2.2(a)(iii)(B) and 2.12 of this Agreement, the Purchaser shall cause the Parent to issue the Holdback Shares in the name of the Shareholders (bearing such restrictive legends as may be required by Parent's legal counsel and transfer agent, consistent with the terms of this Agreement and the Transaction Documents) and shall hold such Holdback Shares pursuant to the terms of the Holdback Agreement;

26

(d)          in accordance with Section 2.3(b) of this Agreement, subject to Purchaser’s and Parent’s receipt of confirmation of the Paying Agent’s receipt and acceptance of the duly executed Exchange Documents from the Shareholders, Parent shall authorize and instruct its transfer agent to act upon any instructions of the Paying Agent, given in accordance with the terms hereof and the Paying Agent Agreement, with respect to issuances of stock certificates representing the Closing Residual Stock Consideration (bearing such restrictive legends as may be required by Parent’s legal counsel and transfer agent, consistent with the terms of this Agreement and the Transaction Documents);

(e)          the Company shall deliver to the Purchaser appropriate payoff letters from the holders of Indebtedness of the Company and its Subsidiary;

(f)          simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Company and its Subsidiary, out of the Cash Consideration, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness of the Company and its Subsidiary, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness in accordance with a mutually agreeable Flow of Funds Memorandum duly executed by the Purchaser and the Company (the "Flow of Funds Memorandum");

(g)          simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Company and its shareholders, out of the Cash Consideration, the Transaction Expenses by wire transfer of immediately available funds to accounts as directed by the Company in accordance with the Flow of Funds Memorandum;

(h)          simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Company and the Shareholders, out of the Cash Consideration, the SCP Funds by wire transfer of immediately available funds to the SCP Account, which sum shall be held and disbursed pursuant to the terms of the SCP Assignment and Assumption Agreement to fully pay and discharge all obligations under the Special Compensation Plan;

(i)          simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Shareholders, out of the Cash Consideration, the Expense Fund Amount by wire transfer of immediately available funds to the account designated by the Shareholder Representative in the Flow of Funds Memorandum (the "Expense Fund");

(j)          the Parties shall deliver executed counterparts of each Transaction Document to which they are party;

(k)          the Company shall deliver to Purchaser a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the shares of Preferred Stock and Common Stock are not United States real property interests within the meaning of Section 897(c) of the Code; and

(l)          the Purchaser, the Parent, the Merger Sub, the Company, the Shareholders and the Shareholder Representative shall make such other deliveries as are required by Article IV hereof.

27

Article IV

CONDITIONS TO CLOSING

4.1           Conditions to the Purchaser's, the Parent's and the Merger Sub's Obligations. The obligations of the Purchaser, the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser, the Parent and Merger Sub in writing) of the following conditions as of the Closing:

(a)          (i) The representations and warranties of the Company in this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects as written on the Closing Date and (ii) the representations and warranties of the Company in this Agreement that address matters as of particular dates shall be true and correct as of such dates (subject to subsection (i) above); in each case, except to the extent of changes or developments contemplated by the terms of this Agreement;

(b)          The Company shall have performed all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)          No judgment, decree or order shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(d)          There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or threatened in writing (or orally to the actual knowledge of Joe Gottlieb), against Purchaser, Parent, the Company or the Subsidiary, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by this Agreement;

(e)          The Company and its Subsidiary shall have delivered to Purchaser all consents, waivers and approvals set forth in Sections 5.5 and 5.6 of the Disclosure Schedule;

(f)          The Shareholders receiving Merger Consideration shall have executed and delivered the Holdback Agreement;

(g)          Joe Gottlieb shall have executed and delivered a new Employment Agreement substantially in the form of Exhibit A attached hereto, which employment agreement shall supersede in its entirety any preexisting employment agreement between said employee and the Company, effective as of the Effective Time;

(h)          Purchaser shall have received a legal opinion from legal counsel to the Company and its Subsidiary, in the form of Exhibit I attached hereto;

28

(i)          The Merger, this Agreement and the principal terms hereof and the transactions contemplated hereby shall have been approved by the holders of not less than 95% of the outstanding shares of the Company's capital stock on an as-converted basis, which approval shall include the approval of holders of not less than a majority of the outstanding shares of each series of Preferred Stock, each voting as a separate series on an as-converted basis;

(j)          Each Shareholder who is entitled to receive any portion of the Merger Consideration shall have duly completed, executed and delivered to the Company and to the Purchaser, on or prior to the Closing Date, a Letter of Transmittal in the form attached hereto as Exhibit F, pursuant to which such Shareholder shall join and become a party to this Agreement and be bound by all of the terms and conditions of this Agreement;

(k)          Holders of no more than, in aggregate, five percent (5%) of the outstanding shares of the Company's capital stock shall have exercised their rights of appraisal for such shares in accordance with Chapter 13 of the CCC;

(l)          The Company shall have delivered to the Purchaser each of the following:

(i)          a certificate of an authorized officer of the Company and of the Subsidiary, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (b), as they relate to the Company and the Subsidiary, have been satisfied;

(ii)         copies of the unanimous resolutions duly adopted by the Company's board of directors (certified by the Company's corporate secretary) authorizing the execution, delivery and performance of this Agreement, each of the Transaction Documents to which the Company is a party, and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii)        copies of an action by written consent of the requisite shareholders of the Company evidencing (x) the shareholder approval set forth in Section 4.1(j) above and (y) the approval of the appointment of Fortis Advisors LLC as the Shareholder Representative to act as set forth herein;

(iv)        the written resignations, effective as of the Effective Time, of each of the directors and officers of the Company and the Subsidiary;

(v)         the written release of all Liens relating to the assets or capital stock of the Company and the Subsidiary (other than Permitted Liens) executed by the holder of or parties to each such Lien in form and substance reasonably satisfactory to Purchaser and its counsel;

(vi)        certificates of good standing and tax clearance certificates for the Company and the Subsidiary dated within ten (10) calendar days of the Closing Date, issued by the appropriate Governmental Authorities in California and in each jurisdiction in which the conduct of their respective business requires each such entity to be qualified to do business as a foreign entity;

29

(vii)       all share transfer books, minute books, corporate seals and other corporate records of the Company and the Subsidiary (to the extent not previously delivered);

(viii)      copies, certified by the Secretaries of the Company and the Subsidiary to be true, complete and correct as of the Closing Date, of the Articles of Incorporation of the Company and the Subsidiary and all amendments thereto, and of the Company's and the Subsidiary's Bylaws and all amendments thereto;

(ix)         evidence of termination of the following (collectively, the "Terminated Agreements"): (1) all option plans, option agreements, warrant agreements, grants, rights or awards relating to the capital stock of the Company and the Subsidiary, including but not limited to the Company's 2001 Stock Option/Stock Issuance Plan, the Company's 2004 Executive Incentive Plan, the Company's 2011 Stock Option/Stock Issuance Plan, and all other like plans or agreements, (2) all lines of credit or other credit facilities or agreements in the name of the Company or the Subsidiary, (3) all Investors' Rights Agreements, (4) all Right of First Refusal and Co-Sale Agreements, (5) the Company's obligations and liabilities under the Special Compensation Plan, along with documentation evidencing the assignment to and assumption by the SCP Entity of all obligations and liabilities under such plan, (6) all Indemnification Agreements between the Company and the Subsidiary and their respective current and former officers, directors and shareholders, including but not limited to the Indemnification Agreements identified in Section 5.26(h) of the Disclosure Schedule, and (7) all modifications, amendments or supplements to any of the documents identified in (1) through (6) above, including evidence reasonably satisfactory to Purchaser's counsel that each of the foregoing terminated plans and agreements shall be of no further force or effect and there shall be no obligations or liabilities thereunder on the part of the Company, the Subsidiary, the Purchaser or the Parent from and after the Closing Date, except as expressly set forth herein; and

(x)          the D&O Tail.

(m)          Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect;

(n)          The Shareholder Representative shall have executed and delivered the Holdback Agreement and the Paying Agent and Shareholder Representative shall have executed and delivered the Paying Agent Agreement;

(o)          The Company shall have delivered to the Purchaser the Registration Rights Agreement executed by each Shareholder receiving Stock Consideration.

4.2           Conditions to the Company's Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the Closing:

30

(a)          (i) The representations and warranties set forth in this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects as written on the Closing Date, and (ii) the representations and warranties set forth in this Agreement that address matters as of particular dates shall be true and correct as of such dates (subject to subsection (i) above), in each case, except to the extent of changes or developments contemplated by the terms of this Agreement;

(b)          The Purchaser, Parent and the Merger Sub shall have performed all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)          The Purchaser shall have delivered or cause to be delivered (i) by wire transfer of immediately available funds to an account for the benefit of the Shareholders (to be administered by the Paying Agent) an amount in cash equal to the Closing Residual Cash Consideration, (ii) the Holdback Shares issued in the name of the Shareholders in accordance with Section 2.12 herein, which shall be held by the Purchaser pursuant to the Holdback Agreement and (iii) to the Parent’s transfer agent instructions that, upon Parent’s receipt of confirmation that the Paying Agent has received and accepted valid, complete and executed Exchange Documents from a Shareholder, the transfer agent shall issue to the Shareholder stock certificates representing the Closing Residual Stock Consideration to which the Shareholder is entitled hereunder;

(d)          No judgment, decree or order shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)          There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or threatened in writing, against Purchaser, Parent, the Company or the Subsidiary, their respective properties or any of their respective officers or directors arising out of, or in any way connected with the Merger or the other transactions contemplated hereby,

(f)          The Purchaser and/or Parent (as applicable) shall have executed and delivered to the Company the Holdback Agreement and the Registration Rights Agreement;

(g)          The Purchaser shall have delivered to the Company each of the following:

(i)          a certificate of an authorized officer of the Purchaser, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (b) have been satisfied; and

(ii)         copies of the resolutions duly adopted by the board of directors of each of the Parent, Purchaser and Merger Sub (certified by each said company's corporate secretary) authorizing the execution, delivery and performance of this Agreement and each of the Transaction Documents to which they are a party.

(h)          The Purchaser and the Paying Agent shall have executed and delivered the Paying Agent Agreement.

31

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties, subject to such exceptions as are specifically disclosed in the disclosure schedules delivered to the Purchaser concurrently with the execution of this Agreement (each, a “Schedule” and, collectively, the "Disclosure Schedule"), as of the date of this Agreement and (except where a representation or warranty is made herein as of a specified date) as of the Closing Date, as though made on the Closing Date, as follows:

5.1           Organization and Corporate Power of Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own or lease its properties and to conduct its business as such business is currently conducted. The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which its ownership of property or the conduct of its business requires it to be so qualified. Except set forth in Section 5.1 of the Disclosure Schedule, the Company does not own, directly or indirectly, any securities, equity or other interests issued by any other Person, and the Company is not a participant in any joint venture.

5.2           Organization and Corporate Power of SenSage International. SenSage International, Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and is a wholly-subsidiary of the Company. The authorized capital stock of SenSage International, Inc., and the number of issued and outstanding shares of the capital stock of such company, are set forth in Section 5.2 of the Disclosure Schedule. SenSage International, Inc. has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own or lease its properties and to conduct its business as such business is currently conducted. SenSage International, Inc. is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires it to be so qualified. SenSage International, Inc.'s branch in England and Wales, formed pursuant to a Certificate of Registration of an Overseas Company filed with the Registrar of Companies for England and Wales on February 27, 2007 (the "UK Branch") is duly registered and in good standing under the Laws of England and Wales, to the extent such concept is recognized under such Laws. All of the issued and outstanding shares of the capital stock of SenSage International, Inc. have been validly issued and are fully paid and non-assessable and are owned by the Company, free and clear of all Liens. Except as set forth in Section 5.2 of the Disclosure Schedule, SenSage International, Inc. does not own, directly or indirectly, any securities, equity or other interests issued by any other Person, and is not a participant in any joint venture. There are no rights, subscriptions, warrants, options, phantom stock, stock appreciation rights, conversion rights, voting agreements or like agreements or plans of any kind outstanding relating to the capital stock of SenSage International, Inc. Except as set forth in Section 5.2 of the Disclosure Schedule, no business has been conducted by SenSage International, Inc. since December 31, 2011.

32

5.3           Termination of SenSage K.K. SenSage K.K. is a former wholly-owned subsidiary of the Company that was organized under the Laws of Japan. The former authorized capital stock of SenSage K.K. and the number of issued and outstanding shares of the capital stock of such company are set forth in Section 5.3 of the Disclosure Schedule. SenSage K.K. was liquidated on February 22, 2012, at which time the corporation terminated and ceased to exist. During its existence, SenSage K.K. never owned any assets, conducted any business or engaged in any transactions, and following the Closing neither the Company, the Subsidiary, the Purchaser nor the Parent shall have any liability or obligation relating to SenSage K.K.

5.4           Authorization, Execution and Enforceability. The Company has the requisite corporate or other power, capacity, and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and, subject to obtaining the Requisite Shareholder Approval, perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. Except for the Requisite Shareholder Approval, the execution and delivery by the Company of this Agreement and each Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Company, and no other corporate or other action on the part of the Company, and no other corporate or other action on the part of the Subsidiary, is necessary to authorize the execution, delivery or performance of this Agreement and the Transaction Documents. This Agreement has been duly executed and delivered by the Company and, if Closing occurs, each other Transaction Document to which the Company is a party will be duly executed and delivered by the Company at Closing. This Agreement constitutes (and if Closing occurs, each other Transaction Document to which the Company is a party will at Closing constitute) the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.5           No Conflict or Violation. Except as set forth in Section 5.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, by the Company will not (a) conflict with any of the provisions of the organizational documents of the Company or the Subsidiary, (b) materially conflict with, result in a material breach of or a material default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of any Lien on any property or asset of the Company or its Subsidiary under, any lease, contract, indenture or other agreement, permit, franchise, license or other instrument or undertaking to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their respective assets is bound or affected, or (c) result in a violation or contravention of any statute, Law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to the Company or the Subsidiary or any of their respective properties or assets.

33

5.6           No Consent or Filing. Except as set forth in Section 5.6 of the Disclosure Schedule, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made solely by or with respect to the Company or its Subsidiary in connection with the execution, delivery or performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, in each case by the Company or its Subsidiary.

5.7           Capital Stock. Section 5.7 of the Disclosure Schedule sets forth the authorized capital stock of the Company and the number of shares of each class (and, if applicable, each series) of such capital stock that are issued and outstanding as of the date hereof (collectively referred to herein as the "Shares") and the owner thereof as of the date hereof. The Shares were issued in accordance with the Company's articles of incorporation and bylaws in effect at such time and are owned beneficially and of record by the shareholders, free and clear of all Liens (other than Liens set forth in the Company's articles of incorporation or arising pursuant to applicable Law), and constitute the only issued and outstanding capital stock of the Company. Upon the Effective Time, Purchaser will be the sole record and beneficial holder of all issued and outstanding capital stock of the Company and all rights to acquire or receive any shares of the capital stock of the Company, whether or not such shares of capital stock are outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive (or similar) rights (other than as set forth in the Company's articles of incorporation or the Terminated Agreements). Except as set forth in Section 5.7 of the Disclosure Schedule, the Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants, plans or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. All options and warrants set forth in Section 5.7 of the Disclosure Schedule were duly authorized and validly issued in accordance with the Company's organizational documents, agreements and plans, and were issued in compliance with Section 4.09A of the Code. There are no declared or accrued but unpaid dividends with respect to any shares of the Company's capital stock. Except as set forth in Section 5.7 of the Disclosure Schedule, there are no outstanding rights, subscriptions, warrants, options, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company may become obligated to issue, sell, purchase or redeem any shares of capital stock or other securities of the Company of any kind. Except as set forth in Section 5.7 of the Disclosure Schedule, neither the Company nor the Subsidiary is a party to any shareholders' agreement, stock purchase agreement, voting trust agreement, registration rights agreement, preemptive rights agreement, phantom stock agreement, stock appreciation rights agreement, incentive plan, bonus plan, stock option plan, stock option agreement, warrant agreement, stock-based plan or any like agreement or plan relating to the equity securities of the Company or the Subsidiary, or any other contract relating to disposition, voting or dividends with respect to any capital stock of the Company or the Subsidiary. Effective as of the Closing Date, the Company's obligations and liabilities under the Special Compensation Plan shall be terminated and assumed by the SCP Entity and following the Closing neither the Company, the Subsidiary, the Purchaser nor the Parent shall have any liability or obligation to any employee or Person based upon, relating to or arising out of the Special Compensation Plan. The Company has made available to Purchaser true and complete copies of all plan documents which set forth the terms and conditions of the Special Compensation Plan and all documentation relating to the termination of the Company's obligations and liabilities under such plan and the assignment to and assumption by the SCP Entity of all obligations and liabilities under the Special Compensation Plan, all of which documentation is set forth in Section 5.7 of the Disclosure Schedule. Neither the Company nor the Subsidiary has any obligations or liabilities with respect to Bonus Awards. All option plans, incentive plans, option agreements, warrant agreements, and all other grants, rights or awards relating to the capital stock of the Company and the Subsidiary, and all options, warrants, rights and awards issued and outstanding thereunder which are not exercised prior to the Effective Time, shall automatically terminate and cease to exist in accordance with the terms of such plans and agreements upon consummation of the Merger. Except as set forth in Section 5.7 of the Disclosure Schedule or in the Company's articles of incorporation, there are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase, redeem or otherwise acquire any shares of the Company's capital stock or other equity securities, to vote or to dispose of any shares of the capital stock of the Company or the Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Special Compensation Plan, for which the Company's obligations and liabilities shall be terminated and all liability and obligations thereunder assumed by the SCP Entity effective as of the Closing Date, all agreements, plans and obligations set forth in Section 5.07 of the Disclosure Schedule shall terminate on or before the Closing Date, and be of no further force or effect and have no outstanding or continuing obligations, from and after the Closing Date, except for the payment of the Merger Consideration in accordance with this Agreement.

34

5.8           Financial Information. Section 5.8 of the Disclosure Schedule consists of: (a) the unaudited consolidated balance sheet as of July 31, 2012 the "Balance Sheet") and the related statement of income for the Company and the Subsidiaries for the seven (7) month period then ended and (b) the audited consolidated balance sheets and statements of income and cash flows for the Company and the Subsidiary for the fiscal years ended December 31, 2010 and December 31, 2011 (collectively, the "Financial Statements"). The term "Financial Statements" shall also be deemed to include any updated financial statements of the Company and the Subsidiary supplied by the Company in response to Purchaser's request covering periods subsequent to the Balance Sheet and prior to the Closing Date. The Financial Statements, including the footnotes thereto, are true, complete and correct in all material respects and present fairly the financial condition and results of operations of the Company and its Subsidiary for such periods and as of such dates as are indicated therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year end adjustments.

5.9           Conduct of Business; Absence of Certain Developments. Except as set forth in Section 5.9 of the Disclosure Schedule, since the date of the Balance Sheet through the date hereof:

(a)          each of the Company and the Subsidiary has conducted its respective business in the ordinary course of business consistent with past practice;

(b)          there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or Subsidiary having a replacement cost of more than $50,000 for any single loss;

(c)          there has not been any material change by the Company or Subsidiary in accounting or Tax reporting principles, methods or policies;

35

(d)          neither the Company nor the Subsidiary has entered into any transaction or contract or incurred any obligation or liability involving the expenditure of more than $50,000;

(e)          neither the Company nor the Subsidiary has acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets for which the aggregate consideration paid or payable in any individual transaction was in excess of $50,000;

(f)          neither the Company nor the Subsidiary has canceled or compromised any debt or claim with a value, individually or in the aggregate, exceeding $50,000 or amended, canceled, terminated, relinquished, waived or released any contract or right involving the expenditure of more than $50,000;

(g)          neither the Company nor the Subsidiary has made or committed to make any capital expenditures or capital additions in excess of $50,000;

(h)          neither the Company nor the Subsidiary has instituted or settled any legal proceeding in which equitable relief was sought or in which claimed damages exceeded $50,000;

(i)          neither the Company nor the Subsidiary has amended any Plan or established any new employee benefit plan;

(j)          there have been no labor strikes, work stoppages or lockouts against the Company or any Subsidiary;

(k)          neither the Company nor the Subsidiary has received written notice of termination of any Material Contract;

(l)          there has not been a Company Material Adverse Effect;

(m)          neither the Company nor the Subsidiary has hired any new employee whose salary is accounted for as an indirect expense;

(n)          neither the Company nor the Subsidiary has mortgaged, pledged or subjected to any Lien, any portion of its assets, except for Permitted Liens;

(o)          neither the Company nor the Subsidiary has sold, assigned or transferred any Company Owned IP except in the ordinary course of business;

(p)          neither the Company nor the Subsidiary has issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(q)          neither the Company nor the Subsidiary has made any loan to any other Person;

36

(r)          neither the Company nor the Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(s)          neither the Company nor the Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(t)          neither the Company nor the Subsidiary has entered into any employment contract or consulting or independent contractor agreement with payments exceeding $50,000 per year, or modified the terms of any such existing contract or agreement;

(u)          neither the Company nor the Subsidiary has made any other material change in employment terms (including compensation) for any of its directors or officers or for any employees having employment contracts with annual payments exceeding $50,000 per year (except for the grant and payment of any bonuses in connection with the consummation of the transactions contemplated by this Agreement); or

(v)         neither the Company nor the Subsidiary has entered into any collective bargaining agreement.

5.10         Title to Properties.

(a)          Except as set forth in Section 5.10(a) of the Disclosure Schedule, each of the Company and the Subsidiary owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of its respective assets and tangible personal property, including those shown to be owned or leased by the Company and the Subsidiary on the Balance Sheet, free and clear of all Liens other than Permitted Liens.

(b)          The real property at the addresses listed in Section 5.10(b) of the Disclosure Schedule (the "Leased Real Property") constitutes all of the real property leased by the Company and its Subsidiary. Section 5.10(b) of the Disclosure Schedule sets forth a complete and accurate list of all leases under which the Company and its Subsidiary lease each Leased Real Property (the "Real Property Leases"). The Real Property Leases are in full force and effect, and the Company or its Subsidiary hold a valid leasehold interest in the Leased Real Property, to which each Real Property Lease relates. The Company has made available to the Purchaser complete and accurate copies of each Real Property Lease, and no Real Property Lease has been modified in any material respect, except as disclosed in Section 5.10(b) of the Disclosure Schedule. Neither the Company nor the Subsidiary is in material default under any of such Real Property Leases, and to the Company's Knowledge, no landlord or other party is in default under any such Real Property Leases. Except as set forth on Section 5.10(b) of the Disclosure Schedule (i) there are no pending or, to Company's Knowledge, threatened condemnation proceedings, lawsuits or administrative actions relating to any Leased Real Property, (ii) neither the Company nor the Subsidiary has entered into any subleases, licenses or other agreements, oral or written, granting any other Person the right to use or occupy any portion of the Leased Real Property and (iii) to Company's Knowledge, there are no outstanding options or rights of first refusal to purchase any portion of the Leased Real Property or any interest therein.

37

(c)          Neither the Company nor the Subsidiary owns any real property.

(d)          All tangible assets and properties used in the operations of the Company or its Subsidiary and shown on the Balance Sheet constitute all of the tangible assets and properties necessary to conduct the Company's and Subsidiary's operations and business as currently conducted.

(e)          All tangible personal property owned by the Company and the Subsidiary is in good working order and condition, regularly and properly maintained in all material respects, subject to normal wear and tear.

(f)          True, correct and complete copies of the stock record books, minute books and other corporate records maintained by the Company and Subsidiary have been made available to Purchaser, and such books and records have been maintained in accordance with applicable Law. The minute books of the Company and Subsidiary accurately reflect all meetings and corporate actions taken by the shareholders, boards of directors and committees of the board of directors of the Company and Subsidiary. At the Closing, all such books and records will be in the possession of the Company, except to the extent they have been delivered to the Purchaser on or prior to the Closing Date.

5.11         Absence of Undisclosed Liabilities. Neither the Company nor the Subsidiary has any debts, claims, commitments, obligations or liabilities of any nature (whether matured or unmatured, asserted or unasserted, fixed or contingent, accrued, absolute, liquidated or otherwise), and there is no basis for any such liability or obligation or any claims in respect thereof, except (a) as and to the extent disclosed or reserved against in the Balance Sheet, (b) those that were incurred in the ordinary course of business since the date of the Balance Sheet consistent (in amount and kind) with prior practice, none of which has resulted in a Company Material Adverse Effect, (c) those disclosed herein or in the Disclosure Schedule, or (d) those which do not exceed $100,000 in the aggregate.

5.12         No Litigation; Compliance with Laws.

(a)          Except as set forth in Section 5.12 of the Disclosure Schedule, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Company's Knowledge, threatened, by or against or relating to the Company or the Subsidiary.

(b)          There are no judgments against the Company or the Subsidiary, or consent decrees, orders or injunctions to which the Company or the Subsidiary is subject.

(c)          There is no action, claim, suit or proceeding pending, or to Company's Knowledge, threatened, by or against or affecting the Shares, the Company, the Subsidiary, or any shareholder or director of the Company or the Subsidiary, in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith.

38

(d)          Since the date of the formation of the Company, there have been no product liability claims, suits, actions or proceedings involving the Company or any Subsidiary or relating to products or services manufactured, sold or provided by the Company or any Subsidiary.

(e)          Since the date of formation of the Company, each of the Company and the Subsidiary has conducted its respective business in material compliance with applicable Law and has received no written notice of or been charged with the violation of any applicable Law. Each of the Company and the Subsidiary has all licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities as are required in order to enable it to own or lease its assets and conduct its business in all respects as currently conducted. No registration, filing, notice, order, approval, consent, written waiver or other action of any Governmental Authority is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to maintain the rights pertaining to the licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities referred to in the preceding sentence.

(f)          Except as set forth in Section 5.12 of the Disclosure Schedule, each of the Company and the Subsidiary has complied with all Import and Export Control Laws applicable to the conduct of its business and has obtained all necessary Export Approvals in connection with its sale, delivery, transfer or provision of any products, services, information, documents, software, technology or data, and no notice, approval or consent is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to maintain the rights pertaining to such Export Approvals.

5.13         Insurance. Section 5.13 of the Disclosure Schedule sets forth a listing of the material terms of all insurance policies (including policies providing property, casualty, liability, and workers' compensation coverage, benefits or coverage for any Plan described in Section 5.18, and bond and surety arrangements) to which the Company and the Subsidiary has been a party, a named insured or otherwise a beneficiary of coverage during the one year preceding the date of this Agreement. Each such insurance policy is in full force and effect, all premiums due thereon have been paid and, neither the Company nor the Subsidiary has received any notice of termination or reduction of coverage, or intent to terminate or reduce coverage, of any such insurance policy. Neither the Company nor the Subsidiary is in default with respect to its obligations under any such insurance policy. Neither the Company nor the Subsidiary has any self-insurance or co-insurance programs.

5.14         Brokerage. Other than America's Growth Capital, LLC dba AGC Partners, no Person is entitled to any brokerage commission, finders' fee or similar compensation in connection with this Agreement and the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of the Company, the Subsidiary, or any shareholder, director, officer or other representative of the Company or the Subsidiary. The Shareholders shall be solely responsible for paying any broker's commission or similar fee or compensation to America's Growth Capital, LLC dba AGC Partners to the extent not paid on or before the Closing Date.

39

5.15         Environmental Matters. Except as set forth in Section 5.15 of the Disclosure Schedule:

(a)          The Company and its Subsidiary have obtained and possess all permits, licenses and other authorizations required under Environmental, Health and Safety Requirements in connection with the conduct of their business, and the Company and its Subsidiary are and have been in material compliance with all terms and conditions of such permits, licenses and authorizations.

(b)          The Company and its Subsidiary are and have been in material compliance with all applicable Environmental, Health and Safety Requirements, and any written notice or demand letter issued, entered, promulgated or approved thereunder.

(c)          Neither the Company nor the Subsidiary has received any written claim, demand or notice of violations or liabilities arising under Environmental, Health and Safety Requirements, including any investigatory, remedial or corrective obligation, from any Governmental Authority or any claim by any other Person, relating to the Company, its Subsidiary or their facilities, and arising under Environmental, Health and Safety Requirements.

(d)          The Company has not commissioned and does not possess any environmental site assessments or environmental audit reports relating to the Company or the Subsidiary, or any of their respective facilities.

(e)          No releases of any Hazardous Material have occurred at, on, from or under any Leased Real Property, for which releases the Company or the Subsidiary is liable under any Environmental, Health and Safety Requirements.

(f)          No Leased Real Property is listed or, to Company's Knowledge, proposed to be listed on the National Priorities List or CERCLIS or on any similar governmental database that require cleanup under Environmental, Health and Safety Requirements.

5.16         Intellectual Property.

(a)          Section 5.16(a) of the Disclosure Schedule sets forth a true, complete and accurate list of (i) all registered and unregistered Intellectual Property of the Company and the Subsidiary, specifies whether such Intellectual Property is owned by, licensed to, or otherwise held by or for the benefit of the Company or the Subsidiary, and indicates the status (completed or in process and serial or registration number, as applicable) of all patents, patent applications, trademarks, trademark applications and registrations, copyrights, copyright applications and registrations, invention disclosure, intent to use applications or other registrations or applications relating to any Intellectual Property and (ii) all licenses and sublicenses granted by or to the Company or the Subsidiary, with respect to any Intellectual Property.

(b)          Each of the Company and the Subsidiary owns, free and clear of all Liens, or has the right to use, all Intellectual Property used by the Company and the Subsidiary in its business, including but not limited to that set forth in Section 5.16(a) of the Disclosure Schedule. Such Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the business of the Company and the Subsidiary as currently conducted. With respect to Intellectual Property owned by the Company and the Subsidiary (collectively, the "Company Owned IP"), including the applicable Intellectual Property set forth in Section 5.16(a) of the Disclosure Schedule, the Company or its Subsidiary (as applicable) is the sole owner of all right, title and interest therein and each item of such Company Owned IP is valid and enforceable.

40

(c)          Except as set forth in Section 5.16(c) of the Disclosure Schedule (i) neither the Company nor the Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any Intellectual Property, (ii) to the Company's Knowledge, no Company Owned IP is being infringed by any third party or has been infringed by any third party in the past, and (iii) neither the Company nor the Subsidiary has ever received written notice of an alleged infringement or violation of any Intellectual Property of any third party, and, to the Company's Knowledge, neither the Company nor the Subsidiary is currently infringing or violating any Intellectual Property of any third party.

(d)          Except as set forth on Section 5.16(d) of the Disclosure Schedule, (i) there is no pending or, to the Company's Knowledge, threatened, claim or dispute regarding the ownership of, or use by, the Company or the Subsidiary of any Intellectual Property, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property necessary to the conduct of the business of the Company and its Subsidiary as currently conducted and (iii) to the Company's Knowledge, there is no fact or circumstance existing that would render the right to use any of the Intellectual Property set forth on Section 5.16(a) of the Disclosure Schedule unenforceable or invalid.

(e)          The Company and its Subsidiary have taken all reasonably necessary action to maintain and protect (i) their rights relating to the Company Owned IP and the Intellectual Property set forth in Section 5.16(a) of the Disclosure Schedule and (ii) the secrecy, confidentiality, value and the rights in the trade secrets of the Company and its Subsidiary. Each of the Company and its Subsidiary has paid all fees and made all maintenance filings which have heretofore become due to any Governmental Authority with respect to Company Owned IP. The Company has and enforces a policy (and such policy has been in place since the Company's inception) requiring all employees, consultants and contractors of the Company and the Subsidiary to execute appropriate confidentiality agreements and all such employees, consultants and contractors have executed such agreements. The current and former employees, officers, independent contractors and consultants of the Company and its Subsidiary that have created or contributed to the development of any Company Owned IP within the scope of their employment or engagement by the Company or the Subsidiary have assigned all right, title, interest and ownership of such Intellectual Property to the Company through a written agreement. Copies of the form of the Company's and its Subsidiary's confidentiality and Intellectual Property assignment agreements have been made available to the Purchaser. To the Company's Knowledge, there has been no violation or waiver of such assignment agreements or confidentiality agreements, or unauthorized disclosure or use of any trade secret, confidential or proprietary information, or Intellectual Property of the Company or the Subsidiary. To the Company's Knowledge, none of the activities of any employee of the Company or the Subsidiary violates, or has violated, any contract, obligation or other arrangement that any such employee has with a former employer. To the Company's Knowledge, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Company's or the Subsidiary's trade secrets, confidential and proprietary data or any confidential information used in the businesses of the Company and the Subsidiary.

41

(f)          Each of the Company and the Subsidiary maintains policies and procedures regarding data security and privacy that are commercially reasonable and in compliance with all obligations to their customers and under applicable Law.

(g)          Section 5.16(g) of the Disclosure Schedule sets forth all warranty claims, complaints, repair orders and other service records relating to the products of the Company and the Subsidiary during the previous and current calendar year, whether or not resolved, together with a description of the resolution or current status of such records. To the Company's knowledge, the products manufactured, distributed, licensed or sold by the Company and its Subsidiary do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair or prevent their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(h)          Section 5.16(h) of the Disclosure Schedule lists all Open Source Materials that the Company or the Subsidiary has used in any way in the products manufactured, distributed, licensed or sold by the Company and the Subsidiary and describes the manner in which such Open Source Materials have been used, including whether and how the Open Source Materials have been modified and/or distributed by the Company and its Subsidiary. Except as specifically disclosed in Section 5.16(h), of the Disclosure Schedule, neither the Company nor the Subsidiary has: (i) incorporated Open Source Materials into, or combined Open Source Materials with, any product manufactured, distributed, licensed or sold by the Company or its Subsidiary; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company or its Subsidiary; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or the Subsidiary with respect to any product manufactured, distributed, licensed or sold by the Company or its Subsidiary, or grant, or purport to grant, to any third party, any rights or immunities under any Intellectual Property (including using any Open Source Materials that require, as a condition of use or other exploitation of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be disclosed or distributed in source code form, licensed for the purpose of making derivative works or redistributable at no charge or minimal charge). Each of the Company and the Subsidiary is in compliance with all terms and conditions applicable to its use of any Open Source Materials.

(i)          Except as set forth in Section 5.16(i) of the Disclosure Schedule, no Company Owned IP was developed by, with or using any facilities or resources of, educational institutions or under any contracts, funding, agreements, or other agreements or arrangements with any Governmental Authority. All United States government customers have licensed or purchased the products and services of the Company and its Subsidiary as "commercial items" in accordance with FAR Part 12, and any rights in those products and services acquired by government customers are consistent with the licenses provided to commercial customers of the Company and its Subsidiary.

42

(j)          Neither the Company nor the Subsidiary has licensed, distributed or disclosed the source code version of any software included in the Intellectual Property of the Company or its Subsidiary to any person, except pursuant to the agreements listed in Section 5.16(j) of the Disclosure Schedule, and the Company and its Subsidiary have taken all reasonable physical and electronic security measures to prevent disclosure of such source code.

5.17         Tax Matters. Except as set forth in Section 5.17 of the Disclosure Schedule:

(a)          The Company and its Subsidiary have timely filed or caused to be filed all Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by the Company and its Subsidiary have been timely and fully paid or properly accrued if not yet due. There are no Liens for Taxes upon any of the assets of the Company or the Subsidiary. All Taxes required to have been withheld by the Company and its Subsidiary from amounts owing to any employee, creditor, contractor, consultant or third party have been timely withheld and remitted to the applicable Taxing authority (and all related reporting and record keeping requirements have been complied with).

(b)          The Company has made available to the Purchaser true, correct and complete copies (in all material respects) of all income, payroll and unemployment Tax Returns, all property and sales and use Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company and the Subsidiary with the Internal Revenue Service or any other Tax authority for all years since the Company's inception. No claims have ever been made in writing, or to the Company's Knowledge orally, by a Governmental Authority in a jurisdiction where the Company and/or the Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company and Subsidiary have not commenced activities in any jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Authority that they had not previously been required to file in the tax period immediately preceding the Closing Date. Neither the Company nor the Subsidiary has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(c)          There are no pending, or to Company's Knowledge, threatened audits, examinations, investigations or other proceedings in respect of any Tax of the Company or its Subsidiary. Neither the Company nor the Subsidiary has received from any Taxing authority any (i) written notice asserting a deficiency or indicating an intent to open an audit or other review or (ii) written notice of deficiency or proposed adjustment for any amount of Tax that has not been fully paid or settled. Neither the Company nor the Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)          Neither the Company nor the Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor the Subsidiary (i) has ever been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of Law), as a transferee or successor, or by contract or otherwise or (iii) has ever been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(i)(ii).

43

(e)          Neither the Company nor the Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution of stock that was intended to qualify for Tax-free treatment under Section 355 of the Code.

(f)          The unpaid Taxes of the Company and its Subsidiary did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiary. The Company and its Subsidiary have not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(g)          Neither Company nor the Subsidiary has received a written ruling from or entered into a written agreement with a Governmental Authority relating to any Taxes where such ruling or agreement could have a continuing effect with respect to any taxable period for which the Company or the Subsidiary has not filed a Tax Return. To the Company's Knowledge, no issue has been raised by any Governmental Authority with respect to Taxes of the Company or the Subsidiary in any examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any other taxable period. Neither Company nor the Subsidiary has taken any action not in accordance with past practice that would have the effect of deferring a measure of Taxes from a period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) beginning after the Closing Date. Except as set forth in Section 5.17 of the Disclosure Schedule, the Company and its Subsidiary have no deferred income or Tax liabilities arising out of any transaction, including but not limited to, any (i) intercompany transaction (as defined in Treasury Regulation Section 1.1502-13); or (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, except to the extent adequately reserved for on the Financial Statements.

(h)          The Company and its Subsidiary use the accrual method of accounting for Tax purposes. Each of the Company's and the Subsidiary's Tax basis in its assets for purposes of determining their future amortization, depreciation and other income tax deductions is accurately reflected on the Company's and the Subsidiary's Tax books and records.

(i)          Neither the Company nor the Subsidiary has participated in a reportable transaction under Treasury Regulation Section 1.6011-4, including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

44

(j)          The Company and its Subsidiary will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof on or after the Closing as a result of any (i) change in method of accounting made prior to or in connection with the Closing, (ii) closing agreement under Section 7121 of the Internal Revenue Code executed prior to the Closing (or in the case of each of (i) or (ii), under any similar provision of applicable Law), (iii) installment sale or open transaction disposition consummated prior to the Closing, or (iv) prepaid amount received prior to the Closing.

(k)          Except as set forth in Section 5.17(k) of the Disclosure Schedule, neither the Company nor the Subsidiary has or maintains any nonqualified deferred compensation plans subject to Section 409A of the Code. With respect to any nonqualified deferred compensation plan identified in Section 5.17(k) of Disclosure Schedule (i) such plan has not been materially modified (as defined in Section 409A of the Code) since October 3, 2004, (ii) such plan has been operated and administered (A) in good faith compliance with Section 409A of the Code between January 1, 2005 and December 31, 2007 and (B) in compliance with Section 409A of the Code since January 1, 2008 and (iii) neither the Company nor the Subsidiary has any obligations to any employee or any other Person with respect to such plan, or any agreement or arrangement thereunder, which might be subject to an excise tax under Section 409A of the Code.

(l)          Neither the Company nor the Subsidiary has, in the past 10 years, (i) acquired assets from another corporation in which the Company's or the Subsidiary's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(m)          Neither the Company nor the Subsidiary is a party to any contract, agreement, arrangement or plan that has resulted or would result (upon Closing or otherwise), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280(G) of the Code.

5.18         Employee Benefit Plans.

(a)          Section 5.18(a) of the Disclosure Schedule sets forth all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, profit sharing, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or the Subsidiary is a party, with respect to which the Company or the Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or the Subsidiary for the benefit of any current or former employee, consultant, independent contractor, officer or director of the Company or its Subsidiary (collectively, without regard to materiality, the "Plans"). The Company and its Subsidiary have made available to the Purchaser a true, current and complete copy of (i) each Plan that has been reduced to writing, together with all amendments; (ii) in the case of each Plan that not been reduced to writing, a summary of all material terms of the Plan, as amended and in effect and (iii) for each Plan, the following: (A) any related summary plan description or similar summary; (B) any related trust agreements, group annuity contracts, insurance contracts, administrative services agreements or similar agreements; (C) for any such Plan for which a Form 5500 is required to be filed, the two most recently filed Forms 5500; (D) for any Plan that is intended to qualify under Section 401(a) of the Code, (1) a copy of the most recent Internal Revenue Service of the United States (the "IRS") determination letter or, if a prototype plan, an opinion letter and (2) any material correspondence with or notices from the IRS or the Department of Labor.

45

(b)          Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS that the Plan is so qualified and, to the Company's Knowledge, no circumstance exists that could reasonably be expected to adversely affect the qualified status of any Plan.

(c)          Except as set forth in Section 5.18(c) of the Disclosure Schedule, each Plan has been established and administered in material compliance, in both form and operation, in accordance with its terms, and with the applicable provisions of ERISA, the Code and other applicable Laws, and all contributions to, premiums with respect to and benefit payments under each such Plan have been timely made or, to the extent not yet due, appropriately accrued, and (ii) no Plan provides retiree welfare benefits, and the Company and the Subsidiary have no obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code or similar state Law.

(d)          Except as set forth in Section 5.18(d) of the Disclosure Schedule, with respect to any Plan: (i) no claims (other than claims for benefits in the ordinary course) are pending or, to the Company's Knowledge, threatened in writing, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Company's Knowledge, threatened and (iii) no event has occurred from which a liability could arise under the "prohibited transaction" rules (as defined in Section 406 of ERISA or Section 4975 of the Code) and no "fiduciary" (as defined in ERISA Section 3(21)) has any liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

(e)          Neither the Company, the Subsidiary nor any of their Affiliates has at any time maintained, contributed to or incurred any liability under any defined benefit pension plan subject to Title IV of ERISA or any "multiemployer plan" or "multiple employer plan" as those terms are defined in ERISA.

(f)          The execution, delivery and performance by each of the Company and the Subsidiary of their obligations under the transactions contemplated by this Agreement and the Transaction Documents to which they are a party will not (either alone or upon the occurrence of any additional or subsequent events) result in the triggering or imposition of (x) any restrictions or limitations on the right of the Company or the Subsidiary to amend or terminate any Plan, or (y) result in "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code that would be non-deductible by the Company or its Subsidiary by virtue of Section 4999 of the Code.

(g)          Without limiting the generality of subsections (b) through (f) above, with respect to each Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a "Foreign Plan"), (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; and (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

46

(h)          With respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, maintained or contributed to by the Company or the Subsidiary, (i) no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been incurred (other than for premiums not yet due), (ii) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan, and (iii) no "accumulated funding deficiency," within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists.

5.19         Labor and Employment.

(a)          Except as set forth in Section 5.19 of the Disclosure Schedule, (i) no employee of the Company or the Subsidiary is represented by a labor union, work council or similar organization in connection with their employment by the Company or the Subsidiary, (ii) neither the Company nor the Subsidiary is party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (iii) no petition is currently pending, instituted or in progress by an employee or group of employees of the Company or the Subsidiary with any labor relations board seeking recognition of a bargaining representative, (iv) there is no organizational effort currently being made or, to Company's Knowledge, threatened by, or on behalf of, any labor union to organize employees of the Company or the Subsidiary and no written demand for recognition of employees of the Company or the Subsidiary has been made to the Company or the Subsidiary by, or on behalf of, any labor union, (v) there are no unfair labor practice complaints pending against the Company or the Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or the Subsidiary, and (vi) there is no labor strike, work stoppage, material grievance, collective bargaining dispute, or lockout pending, or, to the Company's Knowledge, threatened, by or with respect to any employees of the Company or the Subsidiary.

(b)          Each of the Company and the Subsidiary is in compliance with all employment agreements, consulting, independent contractor and other service contracts, severance and separation agreements, and bonus, profit sharing, and incentive compensation agreements.

(c)          Neither the Company nor the Subsidiary, during the four (4) year period prior to the date hereof, has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment Retraining and Notification Act (the "WARN Act") or would otherwise trigger notice requirements or liability under any plant closing notice Law without complying in all material respects with the applicable requirements under the WARN Act or such other applicable plant closing notice Law.

47

(d)          Each of the Company and the Subsidiary is in material compliance with all applicable Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work.

5.20         Government Contracts and Subcontracts.

(a)          Except as set forth in Section 5.20(a) of the Disclosure Schedule, (i) no cost incurred by the Company or the Subsidiary pertaining to any Government Contract has been questioned or challenged by any Governmental Authority or representative thereof, (ii) all amounts previously charged or at present carried as chargeable by the Company and its Subsidiary to any Government Contract have been or will be reasonable, allowable and allocable to each such Government Contract and (iii) no written notice has been given to the Company or the Subsidiary of a cost accounting standard noncompliance.

(b)          Except as set forth in Section 5.20(b) of the Disclosure Schedule, (i) none of the directors, officers or employees of the Company or its Subsidiary is, or since the Company's inception, has been, under administrative, civil or criminal investigation, or has been under indictment by any Governmental Authority or, has been the subject of any audit, investigation or action with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, and (ii) since the Company's formation, neither the Company nor its Subsidiary has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(c)          Except as set forth in Section 5.20(c) of the Disclosure Schedule, there does not exist and has not existed since December 31, 2006 any irregularity, misstatement or omission arising under or relating to any Government Contract of the Company or its Subsidiary that has led or could reasonably be expected to lead, to any of the consequences set forth in Section 5.20(b), or any other material damage, penalty, assessment, recoupment of payment or disallowance of cost.

(d)          There are (i) no outstanding claims against the Company or the Subsidiary, either by a Governmental Authority or by a prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and, to the Company's Knowledge, there are no facts or circumstances upon which such a claim may reasonably be based in the future and (ii) no material disputes between the Company or the Subsidiary and any Governmental Authority under the Contract Disputes Act, the Acquisition Management System or any other federal statute or regulation, or between the Company or the Subsidiary and any prime contractor, subcontractor or vendor, in each case arising under or relating to any Government Contract, and, to the Company's Knowledge, there are no facts or circumstances that could reasonably be expected to lead to any such dispute in the future.

(e)          Except for claims for payment of fees and purchase prices in the ordinary course of business, neither the Company nor the Subsidiary has any interest in any pending claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

48

(f)          Except as set forth in Section 5.20(f) of the Disclosure Schedule, to the Company's Knowledge, no Government Contract to which the Company or the Subsidiary is a party is currently, or has been within the two-year period prior to the date hereof, under audit by any Governmental Authority or any other Person that is a party to such Government Contract.

(g)          Neither the Company nor the Subsidiary has received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any cost accounting standard. All information made available or accessible by the Company and its Subsidiary for any such audit was current, complete and accurate and in compliance in all material respects with applicable regulations and cost accounting standards.

(h)          Neither the Company nor the Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority, nor to the Company's Knowledge has any suspension or debarment action been commenced. No valid basis exists for the Company's or the Subsidiary's debarment or suspension from bidding on contracts or subcontracts with any Governmental Authority.

(i)          Other than routine contract audits by the Defense Contract Audit Agency, since the Company's formation, neither the Company nor the Subsidiary has been, nor has the Company or its Subsidiary received written notice that it is now being, audited or investigated by any Governmental Authority, including, without limitation, the General Accounting Office, the Defense Contract Audit Agency, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, the General Services Administration, or the Inspector General or Auditor General or similar functionary of any agency or instrumentality, nor to the Company's Knowledge has any such audit or investigation been threatened.

(j)          Neither the Company nor the Subsidiary has any disputes pending before a contracting office of, or any current claim pending against, any agency or instrumentality of any Governmental Authority.

(k)          Since December 31, 2006, neither the Company nor the Subsidiary has, with respect to any Government Contract (i) received a written cure or show cause notice advising the Company or its Subsidiary that it was in default or would, if it failed to take remedial action, be in default under such Government Contract or (ii) had such Government Contract terminated or cancelled.

(l)          There are no outstanding claims, or, to the Company's Knowledge, threatened claims with respect to Government Contracts (other than routine invoices in process and unbilled charges), by the Company or the Subsidiary against a customer, or by a customer against the Company or the Subsidiary.

49

(m)          Except as set forth in Section 5.20(m) of the Disclosure Schedule, neither the Company nor the Subsidiary has received from any U.S. Governmental Authority or any prime contractor or subcontractor to a Governmental Authority, any special, preferential or advantageous treatment in the award of a Government Contract or grant, or in any other manner, including as a "small business concern," "small disadvantaged business" (or "minority-owned business"), "women-owned" concern, or any other socially and economically disadvantaged classification, including as defined in the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act (41 U.S.C. Sec. 252), Section 7102 of the Federal Acquisition Streamlining Act of 1994 (Public Law 103-355), 10 U.S.C. Sec. 2323, Executive Order 12138, May 18, 1979, or regulations implementing these requirements, including the Federal Acquisition Regulations.

(n)          Except as set forth in Section 5.20(n) of the Disclosure Schedule, neither the Company nor the Subsidiary has any outstanding bids or proposals for any Government Contract.

5.21         Affiliated Transactions. Except as set forth in Section 5.21 of the Disclosure Schedule, no officer, director, shareholder or Affiliate of the Company or the Subsidiary is a party to any agreement, contract, commitment or transaction with the Company or the Subsidiary or, has any interest in any property used by the Company or the Subsidiary. Except as set forth in Section 5.21 of the Disclosure Schedule, with respect to any customer, supplier or competitor of the Company or the Subsidiary or any entity party to any Material Contract, no officer, director or shareholder of the Company or the Subsidiary (a) directly owns any interest in such entity, or (b) serves as an officer or director of such entity.

5.22         Banking Relationships. Section 5.22 of the Disclosure Schedule sets forth (a) a list of each account, lock box or safe deposit box of the Company and the Subsidiary (including any necessary identifying information), (b) the name of each Person authorized to draw thereon or to have access thereto and the name of each Person or entity, if any, holding powers of attorney with respect thereto and (c) a summary statement of the balances and contents thereof.

5.23         Improper and Other Payments. Neither the Company, the Subsidiary, nor any director, officer, employee, agent or representative of the Company or the Subsidiary, or Person acting on behalf of any of them, directly or indirectly (i) has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) has made any unlawful contributions to a domestic or foreign political party or candidate or (iii) has made any unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.). To the Company's Knowledge, the internal accounting controls of the Company and its Subsidiary are adequate to provide reasonable assurance that material instances of any of the foregoing are detected in a timely manner.

5.24         Customers and Suppliers.

(a)          Section 5.24(a) of the Disclosure Schedule sets forth a list of each customer (including any group of Persons that are Affiliates) that has accounted for more than 5% of the consolidated revenues of the Company and its Subsidiary, taken as a whole, in any fiscal year beginning with the fiscal year ended December 31, 2008. Except as set forth in Section 5.24(a) of the Disclosure Schedule, no such customer has terminated or materially reduced its business with the Company and its Subsidiary, taken as a whole, or provided written notice, or, to the Company's Knowledge, any unwritten notice, to the Company or the Subsidiary stating that it intends to terminate or materially reduce its business with the Company or the Subsidiary.

50

(b)          Section 5.24(b) of the Disclosure Schedule sets forth a list of each supplier (including any group of Persons that are Affiliates) that has accounted for more than 5% of the consolidated payments to suppliers by the Company and the Subsidiary, taken as a whole, in any fiscal year beginning with the fiscal year ended December 31, 2008. Except as set forth in Section 5.24(b) of the Disclosure Schedule, no such supplier has terminated or materially reduced its business with the Company and its Subsidiary, taken as a whole, or provided written notice, or, to the Company's Knowledge, any unwritten notice, to the Company or the Subsidiary stating that it intends to terminate or materially reduce its business with the Company or the Subsidiary.

5.25         Accounts Receivable; Inventory.

(a)          Section 5.25(a) of the Disclosure Schedule sets forth a list of all Accounts Receivable of the Company and its Subsidiary existing as of July 31, 2012, separately showing those receivables that as of such date have not yet been billed, and billed receivables that have been outstanding 30 days or less, 31 to 60 days, 61 to 90 days and more than 90 days. Within ten (10) days of the Closing Date, the Company will provide Purchaser with an updated list of Accounts Receivable of the Company and its Subsidiary as of the date such list is provided.

(b)          Except as set forth in Section 5.25(b) of the Disclosure Schedule, each Accounts Receivable of the Company and its Subsidiary that has been billed is and each unbilled Accounts Receivable will be when billed (i) valid and existing and represents monies due for goods sold and delivered and services performed in bona fide commercial transactions; (ii) a legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Liens and not subject to refunds, discounts (other than trade discounts provided in the ordinary course of business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent; and (iii) since the Balance Sheet Date, no Accounts Receivable have been written off or sold by the Company or the Subsidiary.

(c)          All Inventory of the Company and its Subsidiary is in good and merchantable condition, usable or saleable in the ordinary course of business, subject to any reserves or write-offs shown on the Financial Statements.

5.26         Material Contracts. Section 5.26 of the Disclosure Schedule sets forth, as of the date hereof, a list and description of the following agreements to which the Company or the Subsidiary is a party (each, a "Material Contract"):

(a)          Each agreement or letter of intent requiring payments, contingent or otherwise, or generating revenues in excess of $50,000 in any one year period;

(b)          Each agreement with respect to Indebtedness for money borrowed, including loan agreements, credit facilities, indentures, letters of credit, mortgages, security agreement, financing statements, pledge agreements, deeds of trust, bonds, guaranties, swaps and other instruments relating to the borrowing of money or obtaining of or extension of credit;

51

(c)          Each guaranty of any obligation for borrowed money;

(d)          Each management, consulting, independent contractor, employment, severance, or similar agreement, other than the standard offer letter between the Company or the Subsidiary and its employees entered into in connection with the commencement of employment, a copy of which is attached to Section 5.26 of the Disclosure Schedule;

(e)          Each collective bargaining agreement or contract with any labor union;

(f)          Each bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 5.18 of the Disclosure Schedule relating thereto;

(g)          Each stock purchase, stock issuance, stock option, warrant, phantom stock or similar plan or agreement;

(h)          Each indemnification agreement;

(i)          Each Shareholders' Agreement, Investors' Rights Agreement, Right of First Refusal Agreement and Co-Sale Agreement;

(j)          Each non-solicitation agreement and non-competition agreement;

(k)          Each partnership and joint venture agreement;

(l)          Each agreement relating to the license, use, sale or development of the Company Owned IP;

(m)          Each agreement relating to the license, use, sale, payment of royalties, or development of any third party Intellectual Property;

(n)          Each lease or sublease for Real Property, including all Real Property Leases;

(o)          Each reseller agreement; and

(p)          Each agreement (not otherwise listed under Section 5.26(b)-(o) above to which the Company or the Subsidiary is a party under which the consequences of a default or termination could reasonably be expected to result in a Company Material Adverse Effect or is otherwise material to the business of the Company or the Subsidiary.

Each Material Contract is valid, binding and enforceable against the Company or Subsidiary (as applicable) in accordance with its terms, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (whether or not considered in a court of Law or equity). Neither the Company nor the Subsidiary is in breach or default under any Material Contract and to the Company's Knowledge, no event has occurred (whether with or without notice, lapse of time or the happening or occurrence of any other event) that would constitute a breach or default under any Material Contract by any other party thereto. Except as set forth in Section 5.26 of the Disclosure Schedule, neither the Company nor the Subsidiary has any Material Contracts that are Loss Contracts.

52

5.27         Territorial Restrictions. The Company and its Subsidiary are not restricted by any agreement or understanding with any other Person from carrying on their respective businesses in any geographical area in the world.

5.28         Product or Service Warranties. Section 5.28 of the Disclosure Schedule sets forth all warranty terms applicable to the products and services of the Company and its Subsidiary since December 31, 2006. Except for variations as to the length of the warranty, there are no warranties, express or implied, written or oral, with respect to the products and services of the Company and the Subsidiary, that are materially different from the warranty terms set forth in Section 5.28 of the Disclosure Schedule. There are no pending or, to the Company's Knowledge, threatened claims with respect to any such warranties. To the Company's Knowledge, there are no facts that indicate that the reserves for product or service warranties reflected in the Balance Sheet are materially understated.

5.29         Order Backlog. A true and complete list of (a) all firm product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company and its Subsidiary to Persons other than Governmental Authorities, and (b) all firm funded product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company and its Subsidiary to Governmental Authorities (collectively, the "Backlog") pending as of the latest practical date prior to the date of this Agreement is set forth in Section 5.29 of the Disclosure Schedule.

5.30         Government Furnished Equipment. Section 5.30 of the Disclosure Schedule identifies by description and by inventory number each piece of equipment and fixtures loaned, bailed or otherwise furnished to or held by the Company and its Subsidiary by or on behalf of the United States, any foreign country or any other Person.

5.31         Securities Act. Each Shareholder receiving Parent Common Stock: (a) has specific knowledge and experience in financial and business matters such that said Shareholder is capable of evaluating the merits and risks of his, her or its acquisition of shares of Parent Common Stock pursuant hereto; (b) is an "accredited investor" as defined in Regulation D promulgated by the SEC under the Securities Act; (c) understands that the shares of Parent Common Stock that Shareholder is acquiring hereunder are unregistered, restricted securities which may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of by Shareholder unless such stock is subsequently registered under the Securities Act or unless an exemption from such registration is otherwise available; (d) understands and is able to evaluate the risks associated with the Parent Common Stock and is able to bear any economic risks associated with such investment, including, without limitation, the necessity of holding the securities for an indefinite period of time, inasmuch as the such shares have not been registered under the Securities Act or any state securities laws; and (e) is acquiring such shares for investment purposes only and not with a view to or for sale in connection with any distribution of the stock or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the stock in a transaction other than a transaction exempt from registration under the Securities Act.

53

Article VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

Each of Purchaser and Parent hereby severally makes the following representations and warranties with respect to itself, subject to such exceptions as are specifically disclosed in the Disclosure Schedule, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Closing Date, as though made at the Closing Date, as follows:

6.1           Organization, Standing and Power. Each of Purchaser and Parent (a) is duly organized, validly existing and in good standing under the Laws of the State of Maryland, and (b) has the power and authority to own or lease its properties and to conduct its business as such business is currently conducted. Purchaser is a wholly owned subsidiary of Parent. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, with full power and authority to enter into this Agreement and perform its obligations hereunder.

6.2           Authorization, Execution and Enforceability. The Purchaser, Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby. The execution and delivery by the Purchaser, Parent and Merger Sub of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of the Purchaser, Parent and Merger Sub. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Purchaser, Parent and Merger Sub. Assuming the due authorization, execution and delivery by each other Party thereto, this Agreement and each other Transaction Document to which it is a party constitutes the valid and binding obligation of the Purchaser, Parent and Merger Sub enforceable against the Purchaser, Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

6.3           No Conflict or Violation. Neither the Purchaser, Parent nor the Merger Sub is subject to or obligated under (a) its articles of incorporation or its bylaws (or similar organizational documents) or (b) any applicable Law, or rule or regulation of any Governmental Authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser's, Parent's or the Merger Sub's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

54

6.4           Governmental Authorities; Consents. Except for 8-K reports and any other applicable filings or disclosure requirements of Parent with the Securities and Exchange Commission ("SEC") or pursuant to the Securities Act or NASDAQ rules and requirements, neither the Purchaser, Parent nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Section 6.4 of the Disclosure Schedule, no consent, approval or authorization of any governmental or regulatory authority or any other Person is required to be obtained by the Purchaser, Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

6.5           Litigation. There are no actions, suits or proceedings pending or, to the Purchaser's knowledge, threatened against the Purchaser, Parent or the Merger Sub at law or in equity, or before or by any Governmental Authority which would adversely affect the Purchaser's, Parent's or the Merger Sub's performance under this Agreement or the consummation of the transactions contemplated hereby. There are no judgments, orders or decrees of any Government Authority against Purchaser, Parent or Merger Sub that would adversely affect or restrict the ability of the Purchaser, Parent and Merger Sub to consummate the transactions contemplated hereby.

6.6           No Brokers. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser, Parent or the Merger Sub.

6.7           Adequate Cash and Parent Common Stock. Purchaser and Parent have and shall have at Closing sufficient cash, available lines of credit and other sources available funds sufficient to consummate the transactions contemplated by this Agreement and to pay the cash portion of the Merger Consideration as set forth in Sections 2.2 and 2.3 herein. The distribution and payment of such funds to the Shareholders by Purchaser hereunder, and the issuance and transfer of shares of Parent Common Stock to the Shareholders as set forth in Sections 2.2 and 2.3 herein have been approved by all necessary corporate action on the part of the Purchaser and Parent. Subject to the truth and accuracy of the Company's representations set forth in Section 5.31, the Parent Common Stock to be issued to Shareholders hereunder has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable and not subject to any Lien except Liens arising under this Agreement, the Transaction Documents and applicable securities Laws.

55

6.8           Reports and Financial Statements.

(a)          The Parent has filed with the SEC the Parent SEC Documents. As of their respective dates (or, if amended or superseded, as of the date of the last such amendment or superseding report filed prior to the date hereof), the Parent SEC Documents, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The Chief Executive Officer and the Chief Financial Officer of the Parent have signed, and the Parent has furnished to the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Parent nor any of it officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. None of the Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)          Each of the Parent Financial Statements has been prepared from, and are in accordance with, in all material respects, the books and records of the Parent and its subsidiaries. The Parent Financial Statements complied, as of their respective dates, in all material respects with applicable accounting requirements and published rules and regulations of the SEC. The Parent Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of interim condensed consolidated financial statements, to normal, recurring and year-end adjustments which were not and are not expected to be material in amount and the absence of certain notes) and fairly present in all material respects as of their respective dates (i) the consolidated financial position of the Parent and its subsidiaries as of the dates thereof and (ii) the consolidated results of operations, changes in shareholders' equity and cash flows of the Parent and its subsidiaries for the periods presented therein (except as may be indicated in the notes thereto and subject, in the case of interim condensed consolidated financial statements, to normal, recurring and year-end adjustments which were not and are not expected to be material in amount and the absence of certain notes).

6.9           Investment Representation. The Purchaser is acquiring the securities of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Purchaser acknowledges securities of the Company have not been registered under the Securities Act, or any state or foreign securities Laws and that the securities of the Company may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the securities of the Company are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities Laws.

6.10         Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly-owned subsidiary of the Purchaser.

56

6.11          Offering. Subject in part to the truth and accuracy of the Company's representations set forth in Section 5.31, the offer, sale and issuance of the Parent Common Stock as contemplated hereby are exempt from the registration requirements of the Securities Act, and the qualification or registration requirements of the applicable blue sky laws.

Article VII

COVENANTS OF THE COMPANY

7.1           Conduct of the Business.

(a)          From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, except as otherwise provided for by this Agreement or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed) the Company shall cause in all material respects its business and the business of the Subsidiary to be operated in the ordinary course of business consistent with past practices.

57

(b)           From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, except as otherwise provided for by this Agreement or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit its Subsidiary to, and shall use Commercially Reasonable Efforts to direct the Company’s shareholders not to take the following actions with respect to the Company or the shares of Company capital stock owned by such shareholders: (i) other than in connection with the exercise of a option to purchase Company Common Stock outstanding as of the date of this Agreement, issue, grant, deliver, transfer, encumber, sell or dispose of or authorize or propose the issuance, grant, delivery, transfer, encumbrance, disposition or sale of, or purchase or propose the purchase of, any capital stock of the Company or the Subsidiary, or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating either Company or the Subsidiary to issue or purchase any such shares or other convertible securities; (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization; (iii) amend its or the Subsidiary's certificate or articles of incorporation, articles of organization, bylaws, operating agreement (or equivalent organizational documents); (iv) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock of the Company or any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company's or any Subsidiary's capital stock (or options, warrants or other rights convertible into, exercisable or exchangeable for such common stock); (v) sell, lease, license, transfer or otherwise dispose of or grant any security interest in any of its properties or assets, including without limitation the sale of any accounts receivable of the Company or the Subsidiary, except for sales or leases of assets in the ordinary course of business and consistent with past practice; (vi) make any capital investment in, or any loan to, any other Person except for normal travel and expense advances to employees consistent with past practices; (vii) make any capital expenditures or commitments therefor; (viii) make any loan to, or enter into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business; (ix) other than (A) as contemplated by any Material Contract or (B) payroll expenditures, make any expenditures or enter into any commitment or transaction involving expenditures exceeding $35,000 individually or $150,000 in the aggregate; (x) pay, discharge, waive or satisfy, in any amount in excess of $25,000 in any one case, or $100,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Balance Sheet or trade payables and other obligations in the ordinary course of business consistent with past practices and any repayment of Indebtedness of the Company and its Subsidiary prior to Closing as contemplated by this Agreement; (xi) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP, or applicable Law; (xii) (A) make or change any election in respect of Taxes, (B) adopt or change any accounting method in respect of Taxes, (C) settle any claim or assessment in respect of Taxes, (D) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (E) file any income or other Tax Return or amend any Tax Return unless a copy of such Tax Return or amended Tax Return has been delivered to Purchaser for review a reasonable time prior to filing and Purchaser has approved such Tax Return or amended Tax Return in writing, which approval may not be unreasonably delayed, conditioned or withheld; (xiii) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (xiv) incur any Indebtedness or guarantee any Indebtedness of any Person or issue or sell any debt securities, or guarantee any debt securities of any Person; (xv) waive or release any material right or claim, including any write-off or other compromise of any account receivable, other than in the ordinary course of business consistent with past practice; (xvi) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company, the Subsidiary or their affairs; (xvii) (A) sell, lease, license or transfer to any Person any rights to any Company Owned IP or enter into any agreement or modify any existing agreement with respect to any Company Owned IP with any Person or with respect to any Intellectual Property of any third party, other than non-exclusive licenses of the Company Owned IP in connection with the sale of products or services by Company and its Subsidiary in the ordinary course of business consistent with past practices, (B) purchase or license any Intellectual Property except in the ordinary course of business consistent with past practice or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any third party, (C) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property with a third party, or (D) change the pricing charged by the Company or the Subsidiary to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or the Subsidiary; (xviii) other than in the ordinary course of business, enter into or amend any agreement pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Owned IP or any products or services of the Company or its Subsidiary; (xix) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any of the Real Property Leases; (xx) amend or otherwise modify (or agree to do so) in any material respect the terms of any Material Contract or violate any of the contracts or agreements set forth in the Disclosure Schedule; (xxi) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (xxii) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement; or (xxiii) cancel, amend or renew any insurance policy, other than for the purpose of procuring the D&O Tail.

58

(c)           From the date hereof until the earlier of the Effective Date or the termination of this Agreement pursuant to Section 10.1, except as otherwise provided for by this Agreement or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), neither the Company nor the Subsidiary shall: (i) hire, engage or terminate any employees, consultants or independent contractors of the Company or the Subsidiary or otherwise cause any employees, consultants or independent contractors to resign or terminate their relationship with the Company or the Subsidiary (other than for cause); (ii) change the remuneration or terms of employment of any employees, officers or directors of the Company or the Subsidiary or make any payment (except as required or contemplated by this Agreement), commitment or obligation of any kind for the payment (whether in cash, property or equity) of a severance payment, termination payment, retention payment, bonus or other additional compensation to any such person; (iii) promote or demote any employee or change the employment status or titles of any of the employees of the Company or its Subsidiary; or (iv) (x) add or establish any new Plans, or (y) amend or terminate any Plans, other than as required by Law.

7.2           Access to Books and Records. From the date hereof until the Effective Time, the Company shall provide the Purchaser and its authorized representatives (the "Purchaser's Representatives") with access during normal business hours and, upon reasonable notice to, the offices, properties, officers, books and records of the Company and its Subsidiary in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiary; provided that such access does not unreasonably interfere with the normal operations of the Company and its Subsidiary; provided further that all requests for such access shall be directed to Joe Gottlieb, Chief Executive Officer of the Company, or such other Person as the Company may designate in writing from time to time.

7.3           Regulatory Filings. The Company shall make or cause to be made all filings and submissions under any Laws or regulations applicable to the Company and its Subsidiary required for the consummation of the transactions contemplated herein. The Company shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing.

7.4           Conditions. The Company shall use Commercially Reasonable Efforts to cause the conditions set forth in Section 4.1 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article IV hereof (other than those to be satisfied at the Closing).

59

7.5           Notification.

(a)          From the date hereof until the Effective Time, the Company and the Shareholder Representative shall provide prompt notice to the Purchaser in writing of any fact or event that constitutes a breach of the representations, warranties, covenants and agreements in this Agreement made by the Company or the Shareholder Representative and of any event or occurrence which is likely to cause any such representation or warranty to be untrue or inaccurate at the Effective Time or is likely to result in the Company's or the Shareholder Representative's failure to satisfy any covenant, agreement or condition to be complied with by them hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not (a) limit or otherwise affect any remedies available to Purchaser or (b) constitute an acknowledgment or admission of a breach of this Agreement; provided further that a party's unintentional failure to give notice under this Section 7.5 shall not be deemed a covenant breach, but if such breach remains uncured as of the Closing, shall constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be. Except as expressly set forth in Section 7.5(c) herein, no disclosure or notice by the Company or Shareholder Representative pursuant to this Section 7.5(a) shall be deemed to amend or supplement the appropriate Disclosure Schedule delivered on the date hereof or prevent or cure any misrepresentation, breach of warranty or breach of covenant, condition or agreement.

(b)          With respect to any disclosure or notice by the Company or Shareholder Representative under this Section 7.5 that constitutes a breach giving rise to a right of termination under Article X herein, the Purchaser shall have the right to (a) terminate this Agreement pursuant to Article X or (b) consummate and close the transactions described herein without waiving the breach, violation or condition, in which case Purchaser shall have any and all rights with respect to indemnification under Article IX for all Losses suffered or incurred by Purchaser arising out of said breach; provided, however, that nothing herein shall prevent the Company or the Shareholder Representative from curing or attempting to cure such breach or failure to satisfy such condition.

60

(c)          Notwithstanding anything contained in this Section 7.5 to the contrary, written notifications may be delivered by the Company to the Purchaser at any time prior to the date that is two Business Days prior to the Closing Date to supplement, as expressly permitted hereafter, solely the following sections of the Disclosure Schedule, in each case as is necessary to reflect any action of the Company or its Subsidiary occurring after the date of this Agreement that is required to be taken under this Agreement or permitted to be taken under Article VII, which would not result in a breach of any representation or warranty that corresponds to the section of the Disclosure Schedule so modified by such notification (and all cross references in the Disclosure Schedule will be disregarded for such purpose): Section 5.16(a) (Intellectual Property) may be supplemented solely to add to the list of Intellectual Property and to update the status of applications to register Intellectual Property; Section 5.16(h) (Open Source Materials) may be supplemented solely to add to the list of Open Source Materials used in the products manufactured, distributed, licensed or sold by the Company and its Subsidiary, Section 5.22 (Banking Relationships) may be supplemented solely to update the information set forth in such section of the Disclosure Schedule; Section 5.24(a) (Customers) may be supplemented solely to update the list of customers accounting for more than 5% of the consolidated revenues of the Company and its Subsidiary, taken as a whole, in fiscal year 2012; Section 5.24(b) (Suppliers) may be supplemented solely to update the list of suppliers that has accounted for more than 5% of the consolidated payments to suppliers by the Company and the Subsidiary, taken as a whole, in fiscal year 2012; Section 5.25(a) (Accounts Receivable) may be supplemented solely to provide the updated list of Accounts Receivable required by Section 5.25(a) herein; Section 5.26 (Material Contracts) may be supplemented solely to add to the list and description of Material Contracts generating revenues in excess of $50,000 in any one year period under Section 5.26(a), to add to the list of agreements relating to the license, use, sale or development of the Company Owned IP under Section 5.26(l), to add to the list of agreements relating to the license or use of any third party Intellectual Property under Section 5.26(m), and to add to the list of reseller agreements under Section 5.26(o), and not to add any Loss Contracts or to add to or supplement Section 5.26 of the Disclosure Schedule in any other manner; Section 5.29 (Order Backlog) may be supplemented solely to add new purchase orders and contracts to the Backlog. Any such notification will have the effect of qualifying, as of the Closing Date, only the representation or warranty that corresponds to the section of the Disclosure Schedule so modified by such notification (and all cross references in the Disclosure Schedule will be disregarded for such purpose) and curing any potential inaccuracy of such representation or warranty as measured as of the Closing Date that otherwise might have existed by reason of such action. Under no circumstances will any such notification qualify any representation or warranty as of the date of this Agreement or cure any breach of or otherwise release liability for any inaccuracy of any representation or warranty that existed as of the date of this Agreement.

7.6           No Solicitation.

(a)          Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, the Company and the Subsidiary shall not, and the Company shall direct the Company's and the Subsidiary's shareholders, officers, directors, employees, agents, affiliates, and advisors (each a "Company Representative") not to (and shall not authorize or knowingly permit them to), directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (A) solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of the Company's or the Subsidiary's business or properties, or any equity interest in the Company or the Subsidiary or shares of Company capital stock or the Subsidiary capital stock or any rights to acquire any shares of Company capital stock or other equity interests in the Company or the Subsidiary, regardless of the form of transaction (a "Competing Transaction"), or effect any such Competing Transaction, (B) disclose any information to any Person concerning the business or properties of the Company or its Subsidiary, or afford to any Person access to the Company's properties, books or records in each case other than in the ordinary course of business or in connection with the negotiation, execution and performance of this Agreement, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction. In the event that the Company or any Company Representative shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 10.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company shall, or shall cause such Company Representative to, immediately (x) terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests and (y) notify Purchaser thereof.

61

(b)          It is understood that any violation of the restrictions set forth in Section 7.6(a) by (i) the Shareholder Representative, any shareholder of the Company, or any agent, representative or affiliate of such shareholder or (ii) any officer, director, agent, representative or Affiliate of the Company or the Subsidiary, shall be deemed to be a material breach of this Agreement by the Company.

7.7           Spreadsheet. The Company shall deliver to Purchaser and the Paying Agent three (3) Business Days prior to the Closing Date a spreadsheet (the "Spreadsheet") in a form reasonably acceptable to Purchaser, which shall include, among other things, as of the Closing:

(a)          With respect to each Shareholder entitled to receive any portion of the Merger Consideration set forth in this Agreement: (i) such Person's name, address and, if applicable, type of entity and state of formation; (ii) the number and type of shares (i.e. common or preferred and series of preferred) of Company capital stock held by such Person, (iii) the respective certificate number(s) representing such shares, (iv) the percentage of the Company's outstanding capital stock held by such Person (v) the percentage of the Company's outstanding Series D Preferred Stock held by such Person; (vi) the percentage of the Company's outstanding Series E Preferred Stock held by such Person; (vii) the aggregate amount of cash to be paid to such Person at the Closing in respect of such shares; (viii) the number of shares of Parent Common Stock to be issued and delivered to such Person at the Closing in respect of such shares; (ix) the number of shares of Parent Common Stock to be issued in the name of such Person at Closing and delivered to and held by the Purchaser on behalf of such Person as Holdback Shares pursuant to the terms of the Holdback Agreement; (x) the Pro Rata Share of such Person; and (xi) whether any amounts are required to be withheld from any Shareholders and if so, the amount of such withholdings; and

(b)          The Company will also provide to the Paying Agent, if requested, social security numbers or tax identification numbers for each Shareholder entitled to receive any portion of that Merger Consideration hereunder.

7.8           Payment of Indebtedness and Termination of Credit Agreements. The Company covenants and agrees that prior to or on the Closing Date, the Company and its Subsidiary shall pay and fully discharge all outstanding Indebtedness and terminate all outstanding commitments under lines of credit and other credit facilities, agreements or arrangements, and cause the lenders and agents thereunder to release any Liens, security interest in, claims to or controls over the Company's and Subsidiary's outstanding capital stock or any of the assets of the Company or the Subsidiary.

7.9           Contract/Plan Terminations.

(a)          The Company covenants and agrees that prior to or on the Closing Date, the Company and its Subsidiary shall terminate the Terminated Agreements identified in Section 4.1(l)(ix) herein.

62

(b)          The Company covenants and agrees that prior to or on the Closing Date, the Company and its Subsidiary shall terminate the Company's obligations and liabilities under the Special Compensation Plan and all obligations and liabilities under the Special Compensation Plan shall have been assigned to and assumed by the SCP Entity pursuant to the SCP Assignment and Assumption Agreement. As soon as commercially practicable following the date hereof but in any event prior to the Closing, the Shareholder Representative, with cooperation from the Company, will cause the formation and organization of the SCP Entity and will cause the SCP Entity to enter into the SCP Assignment and Assumption Agreement and such other instruments, documents and assurances as may be reasonably requested in connection therewith. From and after the Effective Time, each of Parent, the Purchaser and the Company will, and will cause its affiliates to, provide the SCP Entity, or the Shareholder Representative on the SCP Entity’s behalf, with (i) access to all such information relating to the Special Compensation Plan and the Participants as the SCP Entity requires in order to administer the Special Compensation Plan, (ii) such assistance as may be reasonably requested with respect to the mechanics of the payments to the Participants thereunder, including assistance with respect to the SCP Entity securing payroll services from a third party provider. Each of the parties hereto will execute and deliver, at the reasonable request of any other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by the SCP Assignment and Assumption Agreement and this Agreement.

7.10         Shareholder Approval and Notification.

(a)          Promptly following the execution of this Agreement, but in no event later than two (2) hours following the execution of this Agreement, the Company shall deliver to Purchaser the Requisite Shareholder Approval.

(b)          In connection with the execution of this Agreement, the Company shall have prepared, subject to Purchaser's review, an information statement to be distributed to the shareholders covering the matters described in this Section 7.10 (the "Information Statement"). The Company shall provide the notice to the shareholders required by applicable Law that rights of appraisal may be available to shareholders in accordance with California law.

(c)          The materials to be submitted to the shareholders in connection with the Merger and this Agreement, including the Information Statement, the Letter of Transmittal and the Exchange Documents (the "Soliciting Materials"), shall be sent to the shareholders on a date mutually agreed to by Company and Purchaser, but in no event later than five (5) calendar days following the execution of this Agreement and shall include information regarding the Company, the terms of the Merger and this Agreement, and, subject to the fiduciary duty of the Board of Directors, the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement. The Company shall provide Purchaser and its counsel with reasonable opportunity to review and comment on the Information Statement in advance of its submission to the shareholders. Each party will promptly notify the other in writing if at any time prior to the Closing such party discovers any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contain therein not misleading or to comply with applicable Law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Purchaser, Parent or their Affiliates, the form and content of which shall not have been consented to in writing by Purchaser prior to such inclusion (which consent shall not be unreasonably withheld), except as required pursuant to applicable Law.

63

7.11         Other Actions. The Company covenants and agrees that, prior to the Closing Date, the Company will (a) prepare and file a voluntary self-disclosure submission with respect to all export control reports which were not filed as required prior to June 25, 2010 as set forth in the second paragraph of Section 5.12 of the Disclosure Schedule and (b) prepare and file a report with the United States Department of Commerce Bureau of Industry and Security disclosing the URL matter as set forth in the second paragraph of Section 5.12 of the Disclosure Schedule.

Article VIII

COVENANTS OF THE PURCHASER

8.1           Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company to, provide the Shareholder Representative and his authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and the Subsidiary with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Shareholder Representative, the Purchaser shall not, and shall not permit the Company, until the expiration of the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof, to destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiary for any period prior to the Closing Date without first giving reasonable prior notice to the Shareholder Representative and offering to surrender to the Shareholder Representative (on behalf of the Shareholders) such books and records or any portion thereof which the Purchaser or the Company may intend to destroy, alter or dispose of.

8.2           Notification. From the date hereof until the Effective Time, the Purchaser shall provide prompt notice to the Company in writing of any fact or event that constitutes a breach of the representations, warranties, covenants and agreements in this Agreement made by the Purchaser, Parent or the Merger Sub and of any event or occurrence which is likely to cause any such representation or warranty to be untrue or inaccurate at the Effective Time or is likely to result in the Purchaser's, Parent's or the Merger Sub's failure to satisfy any covenant, agreement or condition to be complied with by them hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.2 shall not (a) limit or otherwise affect any remedies available to Company or (b) constitute an acknowledgment or admission of a breach of this Agreement; provided further that a party's unintentional failure to give notice under this Section 8.2 shall not be deemed a covenant breach, but if such breach remains uncured as of the Closing, shall constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be. No disclosure or notice by the Purchaser pursuant to this Section 8.2 shall be deemed to amend or supplement the appropriate Disclosure Schedule delivered on the date hereof or prevent or cure any misrepresentation, breach of warranty or breach of covenant, condition or agreement. With respect to any disclosure or notice by the Purchaser under this Section 8.2 that constitutes a breach giving rise to a right of termination under Article X herein, the Company shall have the right to (a) terminate this Agreement pursuant to Article X or (b) consummate and close the transactions described herein without waiving the breach, violation or condition, in which case the Shareholders shall have any and all rights with respect to indemnification under Article IX for all Losses suffered or incurred by them arising out of said breach; provided, however, that nothing herein shall prevent the Purchaser from curing or attempting to cure such breach or failure to satisfy such condition.

64

8.3           Employee Matters.

(a)          Unless otherwise provided in a written employment agreement between the Key Employee and Purchaser, all employees employed by the Company or Subsidiary immediately prior to the Effective Time will remain "at will" employees of the Surviving Corporation or its Subsidiary immediately following the Effective Time (or in Purchaser's discretion be offered at-will employment with Purchaser immediately following the Effective Time, subject to proof of each employee's legal right to work in the United States or in the country where the employee will be offered employment) (each a "Continuing Employee" and together the "Continuing Employees"). Such "at will" employment immediately following the Effective Time with either the Purchaser, the Surviving Corporation or its Subsidiary will (i) be subject to and in compliance with Purchaser's applicable policies and procedures, (ii) have terms, including the position and salary, which will be determined by Purchaser, and (iii) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Effective Time, except that all non-disclosure, non-competition and non-solicitation agreements between the Company and its employees or the Subsidiary and its employees that are in effect prior to the Effective Time shall not be superseded and shall continue in effect following the Effective Time in accordance with their terms. Notwithstanding any of the foregoing, but subject to the rights of the Purchaser or its Affiliates to terminate the employment of any “at will” employee at any time and for any reason, the Purchaser hereby agrees that, from Closing and for a period of 12 months thereafter, the Purchaser will cause the Surviving Corporation or its Affiliates to provide each Continuing Employee who remains employed with Purchaser or its Affiliates with benefits (excluding any equity-related compensation), in the aggregate, and base compensation (excluding any equity-related compensation), that in each case are at least substantially comparable to such benefits (excluding any equity related compensation), in the aggregate, and base compensation (excluding any equity-related compensation) provided such Continuing Employee immediately prior to the Closing. The Purchaser will not transition any Continuing Employees to any New Plans prior to January 1, 2013.

(b)          For the purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan) under the employee benefit plans of the Purchaser and Purchaser's Subsidiaries in which the Continuing Employees first become eligible to participate after the Closing (including the Company Plans) (the "New Plans"), each Continuing Employee shall be credited with his or her years of service with the Company and Company Subsidiary and their respective predecessors before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar Company Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Purchaser shall cause (i) each Continuing Employee to be eligible to participate in any and all New Plans in accordance with the requirements of the respective New Plans, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Plans in which such Continuing Employee participated immediately prior to the Closing.

65

8.4           Regulatory Filings.

(a)          The Purchaser and Parent shall timely make or cause to be made all filings and submissions under any Laws or regulations applicable to the Purchaser, Parent and their Affiliates necessary for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, and to the extent reasonably feasible, the Company shall have an opportunity to review in advance and comment on the information that appears in any such filings. In exercising the foregoing right, the Company shall act reasonably and as promptly as practicable. The Purchaser or Parent shall pay all fees associated with all filings and submissions referred to in this Section 8.4(a).

(b)          The Purchaser or Parent shall cooperate in good faith with the governmental authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement; provided that neither Purchaser nor Parent shall be required to undertake any such action if such action is reasonably likely to cause a material adverse effect on the business of the Purchaser or Parent. The Purchaser and Parent shall be responsible for all filing fees under any Laws or regulations applicable thereto.

8.5           Conditions. The Purchaser shall use all Commercially Reasonable Efforts to cause the conditions set forth in Section 4.2 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article IV (other than those to be satisfied at the Closing).

8.6           Contact with Customers and Suppliers. Prior to the Closing, the Purchaser and the Purchaser's Representatives shall contact and communicate with the employees, customers and suppliers of the Company and its Subsidiary in connection with the transactions contemplated hereby only after prior consultation with and written approval of the Company.

8.7           D&O Insurance. At the Closing, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage (or shall obtain a new policy mutually acceptable to Company and Purchaser) (the "D&O Tail") for the Company's directors and officers in a form mutually acceptable to the Company and the Purchaser which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company. The cost of such insurance shall be paid by the Shareholders. Neither the Purchaser nor the Company shall cancel or change such insurance policies in any respect.

66

8.8         Registration Rights Agreement. On the Closing Date, the Parent shall enter into a Registration Rights Agreement with the Shareholders receiving Stock Consideration in substantially the form attached hereto as Exhibit H(the "Registration Rights Agreement").

Article IX

INDEMNIFICATION

9.1         Survival Period. The representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in effect until the expiration of eighteen (18) months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 5.1 (Organization and Corporate Power of Company), 5.2 (Organization and Corporate Power of Sensage International), 5.4 (Authorization, Execution and Enforceability), 5.5 (No Conflict or Violation), 5.7 (Capital Stock), 5.10(a) (Title to Properties), 5.14 (Brokerage), 6.1 (Organization, Standing and Power), 6.2 (Authorization, Execution and Enforceability) and 6.6 (No Brokers) and the representations and warranties made by the Shareholders in their Letters of Transmittal shall survive forever, and (b) the representations and warranties set forth in Sections 5.15 (Environmental Matters), 5.17 (Tax Matters), and 5.18 (Employee Benefit Plans) shall survive the Closing and continue in effect until forty five (45) days after the expiration of all applicable statute of limitations with respect to the matters addressed therein (including any extensions or tolling or waiver thereof). The covenants and agreements made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, in perpetuity. No Party shall have any liability with respect to claims first asserted in connection with any representation, warranty, covenant or agreement after the applicable survival period. If, however, an Indemnitee delivers to an Indemnitor, before expiration of the applicable survival period, a notice of claim for indemnification based upon a breach of a representation, warranty, covenant or agreement, then the cause of action that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved. If the proceeding or claim with respect to which any notice of claim for indemnification has been given is definitively withdrawn or resolved in favor of the Indemnitee, the Indemnitee will promptly so notify the Indemnitor.

9.2         Indemnification from the Shareholders for the Benefit of the Purchaser.

(a)          Subject to the terms and conditions of this Article IX, each Shareholder receiving any portion of the Merger Consideration hereby agrees that, from and after the Closing Date, such Shareholder shall, severally but not jointly, indemnify, defend and hold harmless the Purchaser, Parent and their Affiliates, successors and assigns, and each of their respective directors, officers, managers, members, employees and agents (collectively, the "Purchaser Indemnified Parties") from and against any claim, obligation, loss, fine, penalty, damage, liability, judgment, Tax, settlement, cost, expense, interest or award (including reasonable attorneys' fees, and expert witness fees and disbursements and the cost of litigation) (collectively, "Losses") incurred or suffered by any such Purchaser Indemnified Party relating to or arising out of:

67

(i)          the breach or violation of any representation or warranty made by the Company or the Shareholder Representative in this Agreement, any Transaction Document or in any certificate or instrument delivered hereunder;

(ii)         the breach or violation of, or failure to perform, any covenant or agreement of the Company or the Shareholder Representative contained in this Agreement, any Transaction Document, or in any certificate or other instrument delivered pursuant to this Agreement;

(iii)        any amount payable in respect of any Dissenting Share in excess of the Merger Consideration attributed to such Dissenting Share and any costs and expenses (including but not limited to attorneys' fees, expert witness fees and appraisal fees and costs) incurred in connection with any claim, action, proceeding or investigation involving Dissenting Shares ("Dissenting Share Payments");

(iv)        any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that was omitted from the Spreadsheet (other than due to the error of Purchaser or the Paying Agent) (collectively, "Spreadsheet Losses");

(v)         any acts or omissions of the directors or officers of the Company or its Subsidiary in connection with the Merger, this Agreement and the transactions contemplated hereby in breach of such Persons' fiduciary duties to the Company or its Subsidiary (collectively, "D&O Acts");

(vi)        the sale, issuance, grant, award, purchase, transfer or cancellation of any of the Company’s capital stock, or any options or warrants to acquire capital stock of the Company, prior to the Effective Time, or any bridge loan or round of financing of the Company occurring prior to the Effective Time (collectively, the “Pre-Closing Stock and Financing Transactions”);

(vii)       any matter set forth in Section 5.12 of the Disclosure Schedule;

(viii)      the Special Compensation Plan, the termination of the Company's obligations and liabilities under such plan or the failure of the SCP Entity to fully pay and discharge all obligations and liabilities relating to or arising out of such plan; and

(ix)        the termination or separation of any employee, contractor or Person who provided services for the Company’s Subsidiary or the UK Branch, including but not limited to any matter set forth in item 5 (Harmon) and 7 (McAlister and Laval) of Section 5.12 of the Disclosure Schedule.

Except for the Set-Off rights relating to Dissenting Share Payments set forth in Section 9.4 herein, the Holdback Shares shall be the sole source for any indemnification, reimbursement or other payment to be made by the Shareholders for Losses pursuant to Section 9.2(a) and any such payment shall be paid by means of cancellation of Holdback Shares in accordance with the terms of this Agreement and the Holdback Agreement. Each Shareholder's several liability under this Section 9.2(a) shall mean that such Shareholder is severally liable for the Losses of a Purchaser Indemnified Party to the extent of his/her/its Pro Rata Share of such Losses. In no event will the liability of any Shareholder exceed the total amount of Merger Consideration payable to him/her/it in accordance with this Agreement.

68

(b)          From and after the Closing (but subject to the provisions of this Article IX), each Shareholder shall by his, her or its execution of its Letter of Transmittal, severally indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Losses incurred or suffered by any such Purchaser Indemnified Party relating to or arising out of: (i) the breach or inaccuracy of any representation or warranty made by such Shareholder in its Letter of Transmittal; and (ii) the breach or violation of, or failure to perform, any covenant or agreement of such Shareholder contained in its Letter of Transmittal. Any indemnification, reimbursement or other payment to be made by a Shareholder (a "Breaching Shareholder") pursuant to this Section 9.2(b) shall be paid by means of cancellation of Holdback Shares issued in the name of such Shareholder in accordance with the terms of this Agreement and the Holdback Agreement. For the avoidance of doubt, in no event shall the Shareholders (other than the Breaching Shareholder) be responsible for Losses attributable to a Breaching Shareholder pursuant to this Section 9.2(b).

(c)          Limits on Indemnification. Except as provided below, the Purchaser Indemnified Parties shall not be entitled to receive any indemnification payments with respect to any breach of a representation or warranty under Section 9.2(a)(i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $100,000 (the "Deductible"), provided that once such Losses exceed the Deductible, the Shareholders shall be obligated to make payments in respect of the full amount of such Losses (from the first dollar of such Losses and not only such Losses in excess of the Deductible). Notwithstanding the first sentence of this Section 9.2(c), the Deductible shall not apply to indemnified Losses: (i) arising or resulting from fraud by the Company; (ii) arising or resulting from any breach or inaccuracy of the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.7, 5.10(a), 5.14, 5.17 and 5.18 (the "Company's Fundamental Representations"); or (iii) relating to or arising out of the matters set forth in Sections 9.2(a)(ii) through (ix).

(d)          All payments made pursuant to this Article IX shall be treated by the Parties as an adjustment to the proceeds received by the Shareholders pursuant to Article II hereof.

9.3         Indemnification by the Purchaser for the Benefit of the Shareholders and Shareholder Representative.

(a)          Subject to the terms and conditions of this Article IX, the Purchaser hereby agrees that, from and after the Closing Date, it shall indemnify, defend and hold harmless the Shareholders, the Shareholder Representative, and their heirs, legal representatives, successors, assigns, and each of their respective directors, officers, managers, members, employees and agents (collectively the "Seller Indemnified Parties") from and against any Losses incurred or suffered by any such Seller Indemnified party relating to or arising out of:

69

(i)          the breach or violation of any representation or warranty made by the Purchaser or Parent in this Agreement;

(ii)         the breach or violation of, or failure to perform, any covenant or agreement of the Purchaser or Parent contained in this Agreement; or

(iii)        the Purchaser or any Affiliate making an election contemplated by Section 11.1(d).

Any indemnification of the Shareholders pursuant to this Section 9.3 shall be effected by wire transfer of immediately available funds to or at the direction of the Shareholder Representative, for distribution to the Shareholders, to the extent of their Pro Rata Share of the indemnified Losses, within 30 days after the final determination thereof.

(b)          Except as provided below, the Seller Indemnified Parties shall not be entitled to receive any indemnification payments with respect to any breach of a representation or warranty under Section 9.3(a)(i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis the Deductible, provided that once such Losses exceed the Deductible, the Purchaser shall be obligated to make payments in respect of the full amount of such Losses (from the first dollar of such Losses and not only such Losses in excess of the Deductible). Notwithstanding the foregoing, the Deductible shall not apply to Losses arising as a result of (i) any fraud by the Purchaser or the Parent or (ii) any breach or inaccuracy of the representations and warranties set forth in Sections 6.1, 6.2, 6.3, 6.6 and 6.8 (collectively, "Purchaser's Fundamental Representations").

9.4         Purchaser's Right of Set-Off. Purchaser shall have the right and option, but not the obligation, to set-off and reduce the Earnout Amount to which the Shareholders are entitled under Section 2.13 of this Agreement ("Set-Off") by any indemnity amount owed by the Shareholders to a Purchaser Indemnified Party under Section 9.2(a)(iii) with respect to Dissenting Share Payments. Before Purchaser exercises the right of Set-Off, it shall provide the Shareholder Representative with written notice of the amount of the claim and its intention to exercise its right of Set-Off. The Shareholder Representative shall have thirty (30) days from receipt of Purchaser's notice to accept or reject the amount claimed by Purchaser. If the Shareholder Representative accepts the amount claimed by Purchaser, Purchaser may exercise its right of Set-Off under this Section 9.4, in which case the Earnout Amount (if any) shall be reduced by the amount of Purchaser's claim, first by reducing the amount of the Earnout Cash Consideration and then by reducing the Earnout Shares Consideration (with such shares valued at the Closing Price) to the extent the claim exceeds the Earnout Cash Consideration. If the Shareholder Representative rejects the amount claimed by Purchaser, the Shareholder Representative and the Purchaser shall seek in good faith to resolve any differences they have with respect to the claim and Set-Off amount during the fifteen (15) day period following the Shareholder Representative's rejection of the Purchaser's claim. If the dispute is not resolved to the mutual satisfaction of the Purchaser and the Shareholder Representative within such fifteen (15) day period, each party shall have the right to pursue its claim in a court of competent jurisdiction as provided in Section 12.10 herein. In the event the Shareholder Representative rejects any amount claimed by Purchaser hereunder, or in the event of any dispute regarding Set-Off by Purchaser, Purchaser shall have the right to retain and withhold that portion of the Earnout Amount equal to the amount of the disputed claim (first from the Earnout Cash Consideration and then from the Earnout Shares Consideration to the extent the claim amount exceeds the Earnout Cash Consideration), until such claim shall have been determined by (i) an agreement in writing executed by the Shareholder Representative and the Purchaser or (ii) a final nonappealable award or order of a court of competent jurisdiction or (iii) a final appealable award or order of a court of competent jurisdiction for which each party to the action has confirmed in writing its election not to appeal such award or order.

70

9.5         Additional Provisions.

(a)          The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Parties' remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Shareholders hereunder.

(b)          For the purposes of this Article IX only, solely when calculating the amount of Losses suffered by a Purchaser Indemnified Party as a result of any breach, inaccuracy or failure of any representation, warranty, covenant or agreement made by the Company or Shareholder Representative in this Agreement that is qualified or limited in scope as to materiality or Company Material Adverse Effect, such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation; provided that, for the avoidance of doubt, such qualifications and limitations shall be considered in determining the occurrence of any such breach, inaccuracy or failure of any representation, warranty, covenant or agreement.

(c)          The Shareholders and Shareholder Representative shall not have any claim for contribution from or against the Surviving Corporation, the Company or the Subsidiary as a result of any indemnification or other payments made by the Shareholders to any of the Purchaser Indemnified Parties pursuant to this Agreement.

(d)          The amount of any Loss for which indemnification is provided pursuant to this Article IX shall be net of (i) any amounts actually recovered by the Indemnitee under its insurance policies or otherwise for such Loss; and (ii) the reduction in current Tax liability of the Indemnitee attributable to such Loss. In connection therewith, if, at any time following payment in full by the Indemnitor of any amounts of Losses due under this Agreement, the Indemnitee receives any insurance proceeds, indemnification payments, contribution payments or reimbursements from Persons other than the Indemnitor specifically covering such Losses, the Indemnitee will promptly remit to the Indemnitor such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnitor. The Purchaser will use (and will cause its Affiliates to use) Commercially Reasonable Efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses); provided, however, that the foregoing obligation shall not be a condition precedent to any of the Shareholders’ obligations under Sections 9.2 or 11.1(a)(ii) herein.

71

(e)          Upon making an indemnity payment pursuant to this Agreement, the Indemnitor will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnitor and Indemnitee will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

9.6         Defense of Third Party Claims. Any Person making a claim for indemnification under Section 9.2 or Section 9.3 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any such action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or becoming aware of the facts giving rise to such claim, describing the claim, the amount thereof (if known and quantifiable, or if not known and quantifiable, a good faith and reasonable estimate thereof) and the basis thereof. The failure to give such notice shall not relieve the Indemnitor from any obligation under Article IX except where, and solely to the extent that, such failure actually and materially prejudices the rights of the Indemnitor. The Parties agree that any notice of a claim for indemnification to the Shareholders as the indemnifying party shall be directed solely to the Shareholder Representative on behalf of the Shareholders. Any Indemnitor shall be entitled to assume the defense of any action, suit or claim by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; provided further the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (it being understood that the fees and expenses of such separate counsel shall be borne by the Indemnitee). In the event that the Indemnitor elects not to undertake such defense, or within a reasonable time after notice of any such claim from the other Party shall fail to defend, the Indemnitee (upon notice to the Indemnitor) shall have the right to undertake the defense by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor (who shall be solely responsible for paying the cost of such counsel and defense). The Indemnitor and Indemnitee shall obtain the other's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim or if there is an admission of guilt or wrongdoing; where the Shareholders are the Indemnitor, such consent shall be obtained from the Shareholder Representative on behalf of the Shareholders. The Shareholder Representative, on behalf of the Shareholders, shall act on behalf of all Indemnitors in the case of all claims with respect to which the Purchaser is seeking indemnification from the Shareholders under Section 9.2. Notwithstanding the foregoing, the Shareholder Representative, on behalf of the Shareholders, shall have the exclusive right to defend, compromise or settle any claim for any amount payable in respect of any Dissenting Share in excess of the Merger Consideration attributed to such Dissenting Share and any issues reasonably related thereto, so long as the Shareholder Representative obtains the Purchaser's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Purchaser or its Affiliates or if such settlement does not expressly and unconditionally release the Purchaser and its Affiliates from all liabilities and obligations with respect to such claim.

72

9.7          Exclusive Remedy and Limitation of Liabilities.

(a)          The Parties agree and acknowledge that, except for payments due by any Person under Section 2.11 (which are expressly excluded from the terms and limitations set forth in this Section 9.7) and except for the Set-Off rights in Section 9.4 herein, and except for any indemnification or other remedies provided in the Letters of Transmittal or Exchange Documents, and except in the case of fraud, the rights to indemnification provided for in Section 11.1(a)(ii) and this Article IX shall be the sole and exclusive remedy (regardless of the theory or cause of action pled) for monetary damages of the Shareholders on the one hand, or the Purchaser and Parent, on the other hand, as the case may be, after the Closing for and with respect to any breach of or inaccuracy in any representation or warranty of a Party and for any failure by the other party to perform and comply with any covenants and agreements contained in this Agreement, and each Party to this Agreement hereby waives to the fullest extent permitted by law, any other rights or remedies that may arise under any applicable law in connection therewith; provided, however, that nothing herein will limit in any way any Party's rights hereunder or otherwise, to specific performance, injunctive relief or other non-monetary equitable relief pursuant to Section 12.15.

(b)          An Indemnitor shall not be responsible or liable for Losses or other amounts under this Article IX that are consequential, special, exemplary or punitive except those resulting from or arising out of indemnification claims which involve third party claims and fines and penalties which are considered punitive damages under applicable law.

(c)          Notwithstanding anything else in this Article IX to the contrary, no Party shall be limited, at any time, from recovering any and all Losses incurred or suffered by it relating to or arising out of or in connection with fraud.

9.8          Acknowledgment of the Parties

(a)          Except for the representations and warranties contained in this Agreement (as qualified by the Disclosure Schedule), the Transaction Documents, the Letters of Transmittal, the Exchange Documents, and any certificate or instrument delivered hereunder or thereunder, neither the Company, the Subsidiary, the Shareholders, the Shareholder Representative, the Purchaser, the Parent nor the Merger Sub makes any express or implied representation or warranty, including without limitation any such representation or warranty with respect to or relating to the Company and its Subsidiary, the Purchaser, the Parent, the Merger Sub, the execution and delivery of this Agreement and the transactions contemplated by this Agreement (including the Disclosure Schedule).

(b)          The Purchaser Indemnified Parties' right to indemnification hereunder and under the Transaction Documents shall not be affected by any investigation by Purchaser or any knowledge acquired by Purchaser in connection with such investigation.

73

Article X

TERMINATION

10.1        Termination. Except as provided in Section 10.2, this Agreement may be terminated at any time prior to the Closing:

(a)          by the written agreement of the Company and Purchaser;

(b)          by Purchaser or the Company by written notice if: (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal; or (iii) the Effective Time has not occurred before 5:00 p.m. California time on October 15, 2012 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to any party whose willful failure to fulfill any material obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, but in such case the other party must elect to either (A) terminate this Agreement by the Outside Date (in which case such other party will be entitled to recover damages from the breaching party for its breach of this Agreement ("Breach Damages")) or (B) consummate the Merger by no later than ten (10) Business Days after delivery of notice to the breaching party of the breaching party's breach, in which case such non-breaching party may, to the extent permitted by Article IX, recover Breach Damages pursuant to a claim made pursuant to Article IX of this Agreement.

(c)          by Purchaser, by written notice, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Shareholder Representative contained in this Agreement such that the conditions set forth in Section 4.1 would not be satisfied and such breach has not been cured within fifteen (15) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; in the case of any termination under this Section 10.1(c), the Purchaser shall be entitled to recover Breach Damages from the Company.

(d)          by Purchaser, by written notice, if it is not in material breach of its obligations under this Agreement and there has been a breach by the Company of its obligation set forth in Section 7.6(a) herein; in the case of any termination under this Section 10.1(d), the Purchaser shall be entitled to recover Breach Damages from the Company.

(e)          by the Company, by written notice, if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Purchaser or Parent contained in this Agreement such that the conditions set forth in Section 4.2 would not be satisfied and such breach has not been cured within fifteen (15) calendar days after written notice thereof to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; in the case of any termination under this Section 10.1(e), the Company shall be entitled to recover Breach Damages from the Purchaser.

74

(f)          by the Purchaser, by written notice, if on or before the Closing Date the Key Employee fails to execute and deliver the Employment Agreement as provided in Section 4.1(g) of this Agreement.

10.2        Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Parent or the Company, or their respective officers, directors, shareholders or Affiliates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further that, the provisions of Section 11.4, Articles X and XII, and the applicable definitions set forth in Article I of this Agreement shall remain in full force and effect and survive any termination of this Agreement; and provided further, that the parties' obligations under the Mutual Nondisclosure Agreement dated as of October 19, 2011 by and between the Company and the Purchaser (the "NDA") will survive any termination of this Agreement. In connection with any termination of this Agreement as provided in Section 10.1, the Parties acknowledge and agree that they shall not be entitled to seek or obtain specific performance of the terms and provisions of this Agreement against the terminating party.

Article XI

ADDITIONAL COVENANTS

11.1        Tax Matters.

(a)          Responsibility for Filing Tax Returns.

(i)          The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and its Subsidiary that have not yet been filed as of the Closing Date. The Purchaser shall timely pay or cause to be timely paid any amount shown as due on such Tax Returns. At least 15 days prior to the date on which each such Tax Return is due, the Purchaser shall submit such Tax Return to the Shareholder Representative to provide the Shareholder Representative with an opportunity to review and comment on such Tax Returns and for such Tax Returns to be modified, by mutual agreement of Purchaser and Shareholder Representative, if such Tax Return will impact the Shareholders.

(ii)         The Shareholders receiving any portion of the Merger Consideration payable hereunder shall be severally but not jointly liable to pay and reimburse the Purchaser the amount of any Taxes paid by Purchaser for the Company and its Subsidiary for Pre-Closing Tax Periods (including the portion of any Straddle Period through the end of the Closing Date), that exceed prepayments made with respect to such Taxes prior to the Closing Date and the amount of Taxes which are a current liability for purposes of determining the Closing Date Net Working Capital. The Shareholders, severally but not jointly, covenant and agree to pay, and to indemnify, defend and hold harmless the Purchaser Indemnified Parties, from and against all Losses relating to, or arising from (i) all Taxes (or the non-payment thereof) attributable to (including by virtue of Treasury Regulations § 1.1502-6 and any similar provision of state, local, or foreign Tax Laws) the Company and the Subsidiary for Pre-Closing Periods and any portion of a Straddle Period through the Closing Date not taken into account as assets or liabilities in calculating Closing Date Net Working Capital. Each Shareholder's several liability under this Section 11.1(a)(ii) shall mean that such Shareholder is severally liable for the Losses of a Purchaser Indemnified Party to the extent of his/her/its Pro Rata Share of such Losses. Any indemnification, reimbursement or payment to be made by the Shareholders pursuant to this Section 11.1(a)(ii) shall be paid by means of cancellation of Holdback Shares in accordance with the terms of Section 2.12 herein and the Holdback Agreement.

75

(b)          Books and Records; Cooperation. The Purchaser and the Shareholder Representative shall, and shall cause their respective representatives to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, including the filing of any amended Tax Returns or any audit or other examination by any Taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company or its Subsidiary and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, amendment, audit, examination or proceeding, provided that the foregoing shall be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.

(c)          Transfer Taxes. The Shareholders will pay one hundred percent (100%) of any stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company and its Subsidiary or one or more Shareholders as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), and any penalties, interest or additions to Tax with respect to the Transfer Taxes.

(d)          Section 338(g) Election. The Shareholders and the Shareholder Representative shall not object to the Purchaser or any Affiliate thereof making, at any time, an election under Code Section 338(g) (and any corresponding elections under any applicable state, local or foreign laws, to the extent available) with respect to acquisition of the Company (and its Subsidiary) and the consummation of the transactions contemplated herein.

(e)          Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiary for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or the Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiary for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

76

11.2        Further Assurances. From time to time, as and when requested by any party hereto and at such party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. If at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Purchaser, Merger Sub, and the officers and directors of the Company, Purchaser and Merger Sub are fully authorized in the name of their respective corporations to take, and will take, all such lawful and necessary action, subject to the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed). The Shareholder Representative shall fully cooperate with Purchaser in seeking and obtaining payment from the Shareholders of all amounts due from them under Sections 2.11, 9.2 and 11.1(a)(ii).

11.3        Disclosure Generally. The Disclosure Schedule delivered to the Purchaser concurrently with signing is incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in the Disclosure Schedule shall be deemed to refer to this entire Agreement, including the Disclosure Schedule.

11.4        Publicity. Except as required by applicable Law, no publicity, release, disclosure or announcement of or concerning this Agreement or the transactions contemplated hereby shall be issued by the Shareholders, the Shareholder Representative, the Company or the Subsidiary (prior to the Closing) or the Shareholder Representative (after the Closing) on the one hand, or the Purchaser, on the other hand, without the advance written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Parties shall be permitted to make disclosures concerning this Agreement to their accountants, attorneys and financial advisors, and Purchaser and Parent, shall be permitted to make disclosures concerning this Agreement and the transactions contemplated hereby: (a) to prospective investors, lenders and target companies in connection with financings and acquisitions that they are contemplating, provided that such parties are subject to confidentiality restrictions materially equivalent to those between the Parties hereto; and (b) to the extent required by the SEC, NASDAQ, and the Securities Act. In the event that a Party is required by applicable Law to make a release or announcement, such Party shall provide the other Parties with a reasonable opportunity to review such release or announcement before such release or announcement is made.

Article XII

MISCELLANEOUS

12.1        Expenses. Except as otherwise expressly provided herein, the Company and Shareholders, on the one hand, and the Purchaser, Parent and Merger Sub, on the other hand, shall pay all of their own expenses (including attorneys', broker's, financial advisory and accountants' fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that, the Shareholders shall bear 100% of the fees and expenses of the Paying Agent.

77

12.2        Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser, Parent

and/or the Merger Sub:

The KEYW Corporation

7740 Milestone Parkway, Suite 400

Hanover, MD 21076

Attention: Philip Luci, Jr., General Counsel

Facsimile No.: (443) 733-1601

with a copy (which shall not constitute notice) to:

Astrachan Gunst Thomas Rubin, P.C.

217 East Redwood Street, Suite 2100

Baltimore, MD 21202

Attention: Donna M.D. Thomas

Facsimile No.: 410-783-3530

Notices to the Shareholder Representative:

Fortis Advisors LLC

Attention: Notice Department

4225 Executive Square, Suite 1040

La Jolla, CA  92037

Facsimile No.: 858-408-1843

Notices to the Company (prior to the Effective Time):

SenSage, Inc.

1400 Bridge Parkway, Suite 202

Redwood, CA 94065

Attention: Joe Gottlieb,

   Chief Executive Officer

Facsimile No.: 650-631-2810

78

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

660 Hansen Way

Palo Alto, CA 94304-1044

Attention: Matthew R. Gemello

Facsimile: 650-856-9299

12.3        Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Company, the Purchaser, the Parent, the Merger Sub or the Shareholder Representative without the prior written consent of the other party.

12.4        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law.

12.5        References.

(a)          When a reference is made in this Agreement to a Section, subsection, Exhibit or Schedule, such reference shall be to a Section, subsection, Exhibit or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement, in any Schedules and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule and not otherwise defined shall have the meaning given to such term in this Agreement. Unless the context clearly requires otherwise, whenever the words "include", "includes", "including", "such as" or terms of similar meaning are used in this agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein", "hereby" and "hereunder" and terms of similar meaning when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms. Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. Pronouns of one gender shall include all genders. All accounting conventions shall be consistent with GAAP unless otherwise specified. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. All references to "Dollars" or "$" shall be to U.S. Dollars unless otherwise specified.

79

(b)          The Exhibits and Schedules to this Agreement are a material part of this Agreement. Purchaser acknowledges and agrees that (i) any information set forth in one Section of the Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement, so long as such disclosure is specifically cross referenced or in sufficient detail to enable a reasonable reader to identify its applicability to the relevant provision in this Agreement, (ii) notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had a Company Material Adverse Effect, and (iii) the information and disclosures contained in the Disclosure Schedule are intended only to qualify and limit the representations, warranties and covenants of the Company contained in the Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

12.6        Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Agreement and in the Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

12.7        Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedule or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Parent, the Company and the Shareholder Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.8        Complete Agreement. This Agreement (including the Recitals which are incorporated in and made a part hereof) and the documents referred to herein contain the complete agreement between the Parties hereto and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including but not limited to the Confidential Term Sheet dated June 8, 2012 between the Purchaser and the Company.

12.9        Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement and the Shareholders any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

80

12.10      Waiver of Jury Trial; Submission to Jurisdiction.

(a)          Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW THEN IN EFFECT, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER TRANSACTION DOCUMENT, WHETHER NOW EXISTING OR HEREAFTER EXISTING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN OR AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, OR ANY OTHER TRANSACTION DOCUMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(b)          Submission to Jurisdiction. The Shareholders, Shareholder Representative, the Purchaser and Parent agree that any legal action or proceeding based on or arising out of this Agreement or for recognition and enforcement of any judgment in respect thereof brought by a Party hereto or its successors or assigns shall be brought and determined in the federal or state courts of Delaware and all of the foregoing Parties hereby submit with regard to any such action or proceeding for itself/himself/herself and in respect to its/his/her property, generally and unconditionally, to the jurisdiction of the aforesaid courts. Each of the Shareholders, Shareholder Representative, the Purchaser and the Parent hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it/he/she is not personally subject to the jurisdiction of the above named courts for any reason, (ii) that it/he/she or its/his/her property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through judgment or otherwise), and (iii) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, and (C) this Agreement, or the subject matter hereof, may not be enforced in or by either such court.

12.11     Prevailing Party. In the event of a dispute between any of the Parties hereto with respect to obligations under this Agreement, the prevailing party in any action or proceeding in connection therewith shall be entitled to recover from such other party its costs and expenses incurred in connection with such action or proceeding, including, without limitation, reasonable legal fees and associated costs.

12.12     Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement (excluding the Stock Certificates and Exchange Documents), and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an "Electronic Delivery"), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

81

12.13     Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.14     Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.15     Specific Performance. The Parties hereto acknowledge and agree that any party hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone. Accordingly, except as expressly provided in Section 10.2 or otherwise herein, in addition to any other right or remedy to which any party may be entitled, at law or in equity, such party (as well as the Shareholder Representative) shall also be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

12.16      Extension; Waiver. At any time prior to the Effective Time, Purchaser, Parent and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

82

12.17     Appointment of the Shareholder Representative.

(a)          In order to administer efficiently the defense and/or settlement of any claims for Losses for which the Shareholders may be required to pay or indemnify any of the Purchaser Indemnified Parties pursuant to Article IX and Sections 2.11 and 11.1(a)(ii) hereof, and otherwise, each Shareholder, by voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger and the consummation of the Merger, executing the Letter of Transmittal, or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, shall be deemed to have irrevocably nominated, constituted and appointed the Shareholder Representative as his/her/its true and lawful agent, attorney-in-fact and representative (with full power of substitution in the premises), and grant unto said agent, attorney-in-fact and representative full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the Shareholders could do in person, hereby ratifying and confirming all that the Shareholder Representative may lawfully do or cause to be done by virtue hereof. Each Shareholder agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Shareholder Representative and Purchaser and shall survive the death, incapacity, bankruptcy or dissolution of each such Shareholder. By his execution hereof, the Shareholder Representative hereby accepts such appointment.

(b)          The Shareholder Representative is hereby authorized (i) to take all actions necessary or desirable, in connection with the defense and/or settlement of any claims for Losses (including the power to compromise any indemnity claim on behalf of the Shareholders and to transact matters of litigation) for which the Shareholders may be required to pay or indemnify the Purchaser Indemnified Parties pursuant to Article IX and Sections 2.11 and 11.1(a)(ii) hereof, (ii) to take all actions necessary or desirable in connection with the determination of the Merger Consideration, each Shareholder's Pro Rata Share, the Aggregate Series E Liquidation Preference, the Aggregate Series D Preferred Stock Merger Consideration, the Net Merger Consideration, the Closing Residual Cash Consideration, the Closing Residual Stock Consideration, the Final Residual Cash Consideration, the Final Residual Stock Consideration and the Final Closing Date Net Working Capital, (iii) to give and receive all notices required to be given under this Agreement, the Holdback Agreement, the Paying Agent Agreement and the other agreements contemplated hereby to which all of the Shareholders who are entitled to receive any portion of the Merger Consideration hereunder are subject, and (iv) to do or refrain from doing all such further acts and things, and to execute all such documents as the Shareholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i)          to execute and deliver the Paying Agent Agreement, Holdback Agreement and any amendments thereto as the representative of the Shareholders;

(ii)         to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Shareholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)        to execute and deliver this Agreement, all amendments and waivers to this Agreement that the Shareholder Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv)        to receive funds, make payments of funds, and give receipts for funds;

(v)         to appoint a paying agent for the disbursement of funds to the Shareholders pursuant to this Agreement;

83

(vi)        to receive funds for the payment of expenses of the Shareholders, to deposit such funds in such accounts as the Shareholder Representative deems appropriate and apply such funds in payment for such expenses;

(vii)       to do or refrain from doing any further act or deed on behalf of the Shareholders that the Shareholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Shareholders could do if personally present;

(viii)      to receive service of process in connection with any claims under this Agreement;

(ix)         to engage attorneys, accountants and other professionals and experts (the Shareholder Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Shareholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith); and

(x)          to establish the SCP Account, to administer the SCP Account pursuant to the terms of the SCP Assignment and Assumption Agreement, and to fully pay and discharge from the SCP Account all obligations and liabilities under the Special Compensation Plan assigned to and assumed by the SCP Entity.

(c)          In the event that the Shareholder Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the Shareholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the shares of the Company's capital stock issued and outstanding immediately prior to the Effective Time, voting together as a single class, shall select another representative to fill such vacancy and such substituted representative shall be deemed to be a Shareholder Representative for all purposes of this Agreement.

(d)          All decisions and actions by the Shareholder Representative, including the defense or settlement of any claims for Losses for which the Shareholders may be required to pay or indemnify the Purchaser Indemnified Parties pursuant to Article IX and Sections 2.11 and 11.1(a)(ii) hereof, or for which the Purchaser may have Set-Off rights under Section 9.4 hereof, shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

(e)          The Purchaser shall be able to rely conclusively on the instructions and decisions of the Shareholder Representative as to the determination of the Merger Consideration, the Aggregate Series E Liquidation Preference, the Aggregate Series D Preferred Stock Merger Consideration, the Net Merger Consideration, the Closing Residual Cash Consideration, the Closing Residual Stock Consideration, the Final Residual Cash Consideration, the Final Residual Stock Consideration, the Final Closing Date Net Working Capital, each Shareholder's Pro Rata Share, and the settlement of any claims for Losses for which the Shareholders may be required to pay or indemnify the Purchaser Indemnified Parties pursuant to Article IX and Sections 2.11 and 11.1(a)(ii) hereof and any other actions required to be taken by the Shareholder Representative hereunder, and no party hereunder or any Shareholder shall have any cause of action against the Purchaser, Parent or Merger Sub for any action taken by the Purchaser, Parent or Merger Sub in reliance upon the instructions or decisions of the Shareholder Representative.

84

(f)          All actions, decisions and instructions of the Shareholder Representative shall be conclusive and binding upon all of the Shareholders, and the Shareholder Representative shall have no liability, and no Shareholder shall have any cause of action against the Shareholder Representative under any legal or equitable theory whatsoever, for any action taken or not taken, decision made or instruction given by the Shareholder Representative under this Agreement, except to the extent involving gross negligence, bad faith or willful misconduct on his part.

(g)          The Shareholder Representative shall not have by reason of this Agreement or the Shareholder Representative Agreement a fiduciary relationship with any Shareholder, except in respect of amounts received on behalf of such Shareholder.

(h)          The Shareholder Representative shall not be liable to any of the Shareholders for any apportionment or distribution of payments made by him, except to the extent involving gross negligence, bad faith or willful misconduct on his part, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Shareholder to whom payment was due, but not made, shall be to recover from the other Shareholders any payment in excess of the amount to which they are determined to have been entitled. Each Shareholder receiving Merger Consideration agrees to reimburse the Shareholder Representative for such Shareholder’s Pro Rata Share of all out-of-pocket expenses incurred by the Shareholder Representative in the performance of his, her or its duties hereunder. Each such Shareholder agrees that such Shareholder’s Pro Rata Share of such reasonable out-of-pocket expenses may be distributed to the Shareholder Representative, on behalf of the Shareholder, from the Expense Fund at the request of the Shareholder Representative, and, in the event such out-of-pocket costs and expenses exceed the amount remaining in the Expense Fund, the Shareholder Representative shall be entitled to recover such amounts from the Shareholders receiving Merger Consideration on a several basis with respect to such Shareholder's Pro Rata Share of the excess. No provision of this Agreement shall require the Shareholder Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement. This indemnification shall survive the termination of this Agreement.

(i)          The Shareholders receiving Merger Consideration shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel or any other expert, consultant or advisor retained by the Shareholder Representative shall be conclusive evidence of such good faith), including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. The Shareholder Representative shall be entitled to rely, and shall be fully protected in relying, upon the Spreadsheet and any statements furnished to it by any Shareholder or the Purchaser or any other evidence deemed by the Shareholder Representative to be reliable.

85

(j)          Certain Shareholders (the “Advisory Group”) have concurrently herewith entered into a letter agreement with the Shareholder Representative regarding direction to be provided by the Advisory Group to the Shareholder Representative. The Advisory Group shall incur no liability to the Shareholders for any liability incurred by the members of the Advisory Group while acting in good faith and arising out of or in connection with the acceptance or administration of their duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), even if such act or omission constitutes negligence on the part of the Advisory Group or one of its members. This indemnification shall survive the termination of this Agreement.

(k)          The provisions of this Section 12.17 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with the transactions contemplated by this Agreement; and

(l)          The provisions of this Section 12.17 shall be binding upon the heirs, legal representatives, successors and assigns of each Shareholder, and any references in this Agreement to a Shareholder or the Shareholders shall mean and include the successors to the rights of the Shareholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

[Remainder of page intentionally left blank]

86

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger under seal on the day and year first above written.

Company:	SENSAGE, INC.

By: /s/ Joe Gottlieb
Name: Joe Gottlieb
Its: Chief Executive Officer

Purchaser:	THE KEYW CORPORATION

By: /s/ Leonard E. Moodispaw
Name: Leonard E. Moodispaw
Its: Chief Executive Officer

Parent:	THE KEYW HOLDING CORPORATION

By: /s/ Leonard E. Moodispaw
Name: Leonard E. Moodispaw
Its: Chief Executive Officer

Merger Sub:	SSI ACQUISITION CORPORATION

By: /s/ Leonard E. Moodispaw
Name: Leonard E. Moodispaw
Its: Chief Executive Officer

Shareholder Representative:	FORTIS ADVISORS LLC

By: /s/ Ryan Simkin
Name: Ryan Simkin
Its: Managing Director

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER